UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.         )

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SYNOVUS FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of the 2014 Annual Meeting of Shareholders

Thursday, April 24, 2014

10:00 a.m.

Columbus Georgia Convention and Trade Center, 801 Front Avenue, Columbus, Georgia 31901

Items of Business:

1.	To elect as directors the 14 nominees named in this Proxy Statement;

2.	To hold an advisory vote on the compensation of Synovus’ named executive officers as determined by the Compensation Committee;

3.	To hold an advisory vote on the frequency of the advisory vote on executive compensation;

4.	To approve an amendment to Synovus’ Amended and Restated Articles of Incorporation to increase the number of shares of Synovus’ Common Stock that we are authorized to issue;

5.	To approve an amendment to Synovus’ Amended and Restated Articles of Incorporation to effect a 1-for-7 reverse stock split of Synovus’ Common Stock;

6.	To ratify the amendment to the 2010 Synovus Tax Benefits Preservation Rights Plan to extend the Plan;

7.	To ratify the appointment of KPMG LLP as Synovus’ independent auditor for the year 2014; and

8.	To transact such other business as may properly come before the meeting and any adjournment thereof.

Who may vote:

You can vote if you were a shareholder of record on February 13, 2014.

Annual Report:

A copy of the 2013 Annual Report accompanies this Proxy Statement.

Your vote is important. Please vote in one of the following ways:

1.	Use the toll-free telephone number shown on your proxy card;

2.	Visit the Internet website listed on your proxy card;

3.	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided; or

4.	Submit a ballot at the Annual Meeting.

If you have questions about the matters described in this Proxy Statement, how to submit your proxy or if you need additional copies of this Proxy Statement, the enclosed proxy card or voting instructions, you should contact Innisfree M&A Incorporated, the Company’s proxy solicitor, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

This Notice of the 2014 Annual Meeting of Shareholders and the accompanying Proxy Statement are sent by order of the Board of Directors.

March 14, 2014

Allan E. Kamensky

Secretary

YOUR VOTE IS IMPORTANT. WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE YOUR SHARES PROMPTLY BY TELEPHONE OR INTERNET VOTING OR BY SIGNING AND RETURNING YOUR EXECUTED PROXY CARD.

PROXY STATEMENT SUMMARY	2

VOTING INFORMATION	5

CORPORATE GOVERNANCE AND BOARD MATTERS	9

DIRECTOR COMPENSATION	14

PROPOSALS TO BE VOTED ON	16

Proposal 1 Election of 14 Directors	16
Proposal 2 Advisory Vote on Compensation of our Named Executive Officers as Determined by the Compensation Committee	21
Proposal 3 Advisory vote on the Frequency of the Advisory Vote on Executive Compensation	22
Proposal 4 Approval of an Amendment to Synovus Amended and Restated Articles of Incorporation to Increase the Number of Authorized Shares of Synovus’ Common Stock	22
Proposal 5 Approval of an Amendment to Synovus’ Amended and Restated Articles of Incorporation to Effect a 1-for-7 Reverse Stock Split of Synovus’ Common Stock.	24
Proposal 6 Ratification of the Amendment to the 2010 Synovus Tax Benefits Preservation Rights Plan	27
Proposal 7 Ratification of the Appointment of the Independent Auditor	28

EXECUTIVE OFFICERS	29

STOCK OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS	30

PRINCIPAL SHAREHOLDERS	31

AUDIT COMMITTEE REPORT	32

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement and in our Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Annual Report”) which accompanies this Proxy Statement. You should read the entire Proxy Statement and our 2013 Annual Report carefully before voting. We are first furnishing the proxy materials to our shareholders on March 14, 2014.

Annual Meeting of Shareholders

•	Time and Date: 10:00 a.m. on Thursday, April 24, 2014

•	Place: Columbus Georgia Convention and Trade Center

801 Front Avenue

Columbus, Georgia 31901

•	Record Date: February 13, 2014

•	Voting: Shareholders as of the record date are entitled to vote.

How to Cast Your Vote

You can vote by any of the following methods:

•	Telephone by calling the toll-free telephone number shown on your proxy card;

•	Internet by logging on the website for Internet voting shown on your proxy card;
•	Mail by completing, dating, signing and returning your proxy card and certification; or

•	In person at the Annual Meeting.

Meeting Agenda

•	Election of 14 directors;

•	Advisory vote on the compensation of our named executive officers as determined by the Compensation Committee;

•	Advisory vote on the frequency of the advisory vote on executive compensation;

•	Approval of an amendment to Synovus’ Amended and Restated Articles of Incorporation to increase the number of shares of Synovus’ Common Stock that we are authorized to issue;
•	Approval of an amendment to Synovus’ Amended and Restated Articles of Incorporation to effect a 1-for-7 reverse stock split of Synovus’ Common Stock;

•	Ratification of the amendment to the 2010 Synovus Tax Benefits Preservation Rights Plan to extend the Plan;

•	Ratification of KPMG LLP as our independent auditor for the year 2014; and

•	Transaction of such other business as may properly come before the meeting.

Voting Matters

Matter	Board Vote Recommendation	Page Reference (for more information)
Election of 14 directors	FOR each director nominee	Page
Advisory vote on the compensation of our named executive officers as determined by the Compensation Committee	FOR	Page
Advisory vote on the frequency of the advisory vote on executive compensation	FOR a vote EVERY YEAR	Page
Approval of an amendment to Synovus’ Amended and Restated Articles of Incorporation to increase the number of shares of Synovus’ Common Stock we are authorized to issue	FOR	Page
Approval of an amendment to Synovus’ Amended and Restated Articles of Incorporation to effect a 1-for-7 reverse stock split of Synovus’ Common Stock	FOR	Page
Ratification of the amendment to the 2010 Synovus Tax Benefits Preservation Plan to extend the Plan	FOR	Page
Ratification of KPMG LLP as independent auditor for the year 2014	FOR	Page

2	SYNOVUS FINANCIAL CORP - 2014 Proxy Statement

PROXY STATEMENT SUMMARY

2013 Financial Performance

During 2013, Synovus made a number of accomplishments as we continued to recover from a challenging economy, the most significant of which was the redemption of our obligations under the Troubled Asset Relief Program, or TARP. Our key achievements in 2013 include the following:

•

TARP redemption—We redeemed our obligations under TARP on July 26, 2013. Over two-thirds of the TARP redemption was funded by internally available funds, with the balance of the redemption funded by the net proceeds of a $185 million Common Stock offering and a $130 million Series C Preferred Stock offering.

•

Continued profitability—We reported net income for the years ended December 31, 2013 and December 31, 2012 of $118.6 million and $771.5 million, respectively. Results for the year ended December 31, 2012 include an income tax benefit of $798.7 million which was primarily due to the reversal of the deferred tax asset valuation allowance. Pre-tax earnings were $252.6 million for the year ended December 31, 2013 compared to pre-tax earnings of $31.5 million for the year ended December 31, 2012. Total credit costs declined significantly during 2013 and drove the earnings improvement for the year.

•

Loan growth—Reported loans grew by $516.1 million or 2.6% from a year ago. Excluding the impact of transfers to loans held for sale, charge-offs and foreclosures, net loan growth was $862.3 million during 2013, compared to net loan growth of $588.8 million in 2012. See “Part II — Item 7. Management’s Discussion and Analysis of

Financial Condition and Results of Operations — Non-GAAP Financial Measures” in our 2013 Annual Report for further information.

•

Continued broad-based improvement in credit quality—We continued to improve our credit quality metrics. Non-performing assets declined $163.4 million, or 23.2%, from December 31, 2012. Our NPA ratio was 2.67% as of December 31, 2013 compared to 3.57% a year ago. Additionally, credit costs declined by 72.7% to $118.0 million and the net charge-off ratio declined to 0.69% compared to 2.45% in 2012.

•

Continued focus on expense control—We continued to lower expenses. Total reported non-interest expenses for 2013 decreased $74.7 million, or 9.2% from 2012 non-interest expenses of $816.2 million. Adjusted non-interest expense declined $21.8 million, or 3.1% from 2012. This reduction follows a $25.1 million reduction in adjusted non-interest expense for 2012 and a $95.3 million reduction for 2011. See “Part II — Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” in our 2013 Annual Report for further information.

Our 2013 year-end stock price also reflects our 2013 results, ending the year at $3.60 per share on December 31, 2013, an increase of 47% from our $2.45 per share price on December 31, 2012.

For more information regarding 2013 financial performance, please refer to the full discussion of Synovus’ financial results of operations for 2013 in our 2013 Annual Report that accompanies this Proxy Statement.

2013 Compensation

The compensation of executives in 2013 reflects Synovus’ performance and the requirements of the TARP program during the TARP period, as well as the beginning of our transition to a program more in line with our pay for performance philosophy. For example:

Base Salaries

•	The Chief Executive Officer and other named executive officers received a 2.75% cash base salary increase, consistent with the base salary increases for other team members.

•	Consistent with the actions taken by many of our peers and other banks subject to TARP, Synovus continued to grant salary stock units for 2013 to the Chief Executive Officer and other named executive officers. We introduced salary stock units in 2012 because of our return to profitability and because the total compensation paid to our named executive officers was below market. Even with the addition of salary stock units, the total compensation of our named executive officers remains below market.

Short-Term Incentives

•	For the seventh year in a row, we paid no cash bonuses to any of our executive officers, including our named executive officers.

Long-Term Incentives

•

During the TARP period, Synovus granted restricted stock units to our executive officers with both a performance component and a service component. In order for the awards to vest, the restricted stock units require that the executive officer must complete three years of service and that Synovus must have two consecutive quarters of profitability and repay its obligations under the Capital Purchase Program implemented as part of TARP.

•

After redeeming our TARP obligations, Synovus granted market restricted stock units to our executive officers as the beginning of our transition to a new executive compensation program. We granted market restricted stock units because our executives’ long-term incentive compensation amounts were below market, primarily due to TARP restrictions. In addition, we experienced a significant increase in total shareholder return following our redemption of our TARP obligations and we wanted to provide our executives with additional incentives to continue increases in total shareholder return. The market restricted stock units have a service-based vesting component, which requires that the executive officer complete three years of service, with the units vesting 1/3 each year over the three year period. In addition, the market restricted stock units feature performance criteria such that the number of market restricted stock units which vest each year can be adjusted upward or downward 25% based upon Synovus’ total shareholder return during that year.

•

Because of our stock ownership guidelines and “hold until retirement” requirements, executive officers hold a significant amount of Synovus Common Stock, further aligning their interests with shareholders’ interests.

SYNOVUS FINANCIAL CORP - 2014 Proxy Statement    3

PROXY STATEMENT SUMMARY

We believe that the compensation delivered to each named executive officer in 2013 was fair and reasonable. Although compensation increased in 2013 as we began the transition to our new post-TARP program, our executive compensation remains below market. The chart below compares our Chief Executive Officer’s total direct compensation in 2013 to data from our peer group, which is described on page    of this Proxy Statement:

4	SYNOVUS FINANCIAL CORP - 2014 Proxy Statement

VOTING INFORMATION

Purpose

You received this Proxy Statement and the accompanying proxy card because the Board of Directors of Synovus Financial Corp., or Synovus, is soliciting proxies to be used at Synovus’ 2014 Annual Meeting of Shareholders, or Annual Meeting, which will be held on April 24, 2014, at 10:00 a.m., at the Columbus Georgia Convention and Trade Center,

801 Front Avenue, Columbus, Georgia 31901. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting or any adjournment of that meeting.

Internet Availability of Proxy Materials

As permitted by the federal securities laws, Synovus is making this Proxy Statement and its 2013 Annual Report on Form 10-K, or 2013 Annual Report, available to its shareholders via the Internet instead of mailing printed copies of these materials to each shareholder. On March 14, 2014, we mailed to our shareholders (other than those who previously requested electronic or paper delivery and other than those holding a certain number of shares) a Notice of Internet Availability, or Notice, containing instructions on how to access our proxy materials, including this Proxy Statement and the accompanying 2013 Annual Report. These proxy materials are being made available to our shareholders on or about March 14, 2014. The Notice also provides instructions regarding how to access your proxy card to vote through the Internet or by telephone. The

Proxy Statement and 2013 Annual Report are also available on our website at www.synovus.com/2014annualmeeting.

If you received a Notice by mail, you will not receive a printed copy of the proxy materials by mail unless you request printed materials. If you wish to receive printed proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

If you receive more than one Notice, it means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or by telephone or sign and return by mail all proxy cards.

Who Can Vote

You are entitled to vote if you were a shareholder of record of Synovus Common Stock as of the close of business on February 13, 2014. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

If your shares are held in the name of a bank, broker or other holder of record, you will receive voting instructions from such holder of record. You must follow the voting instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting will also be offered to shareholders owning shares through certain banks, brokers and other holders of record. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote at the Annual Meeting.

Quorum and Shares Outstanding

A majority of the votes entitled to be cast by the holders of the outstanding shares of Synovus Common Stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting. This is referred to as a quorum. On February 13, 2014, 972,411,548 shares of Synovus Common Stock were outstanding.

Proxies

The Board has designated two individuals to serve as proxies to vote the shares represented by proxies at the Annual Meeting. If you properly submit a proxy but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies in accordance with the Board’s recommendations as follows:

(1)	FOR the election of each of the 14 director nominees named in this Proxy Statement;

(2)	FOR the advisory vote on the compensation of Synovus’ named executive officers as determined by the Compensation Committee;

(3)	FOR the advisory vote on holding say-on-pay votes EVERY YEAR (as opposed to every two years or every three years);

(4)	FOR the approval of an amendment to Synovus’ Amended and Restated Articles of Incorporation to increase the number of shares of Synovus’ Common Stock we are authorized to issue;
(5)	FOR the approval of an amendment to Synovus’ Amended and Restated Articles of Incorporation to effect a 1-for-7 reverse stock split of Synovus’ Common Stock;

(6)	FOR the ratification of the amendment to the 2010 Synovus Tax Benefits Preservation Plan to extend the Plan; and

(7)	FOR the ratification of the appointment of KPMG LLP as Synovus’ independent auditor for the year 2014.

The designated proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting. At this time, we are unaware of any matters, other than as set forth above, that may properly come before the Annual Meeting.

SYNOVUS FINANCIAL CORP - 2014 Proxy Statement    5

VOTING INFORMATION

Required Votes

The number of affirmative votes required to approve each of the proposals to be considered at the Annual Meeting is described below:

Proposal 1    Election of 14 Directors

To be elected, each of the 14 director nominees named in this Proxy Statement must receive more votes cast “for” such nominee’s election than votes cast “against” such nominee’s election. If a nominee who currently is serving as a director does not receive the required vote for re-election, Georgia law provides that such director will continue to serve on the Board of Directors as a “holdover” director. However, pursuant to Synovus’ Corporate Governance Guidelines, each holdover director has tendered an irrevocable resignation that would be effective upon the Board’s acceptance of such resignation. In that situation, our Corporate Governance and Nominating Committee would consider the resignation and make a recommendation to the Board of Directors about whether to accept or reject such resignation and publicly disclose its decision within 90 days following certification of the shareholder vote.

Proposal 3    Frequency of Advisory Vote on Executive Compensation

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. The Compensation Committee (which administers the Company’s executive compensation program) values the opinions expressed by shareholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation. However, because this vote is advisory and not binding on the Board of Directors or Synovus in any way, the Board may decide that it is in the best interests of our shareholders and Synovus to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

Proposal 4    Approval of Amendment to Synovus’ Amended and Restated Articles of Incorporation to Increase the Number of Shares of Synovus’ Common Stock We are Authorized to Issue

The affirmative vote by the holders of shares representing at least 66 2/3% of the votes entitled to be cast by the holders of all of the issued and outstanding shares of our Common Stock is required to approve this proposal.

Proposal 5    Approval of Amendment to Synovus’ Amended and Restated Articles of Incorporation to Effect a 1-for-7 Reverse Stock Split of Synovus’ Common Stock

The affirmative vote by the holders of shares representing at least 66 2/3% of the votes entitled to be cast by the holders of all of the issued and outstanding shares of our Common Stock is required to approve this proposal.

All Other Proposals

For all of the other proposals described in this Proxy Statement, the affirmative vote of a majority of the votes cast is required to approve each such proposal.

Abstentions and Broker Non-Votes

Under certain circumstances, including the election of directors and matters involving executive compensation, banks and brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the bank or broker. This is generally referred to as a “broker non-vote.” In these cases, for as long as a routine matter is also being voted on, and in cases where the shareholder does not vote on such routine matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Whether a bank or broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions only with respect to Proposal 4, Proposal 5 and Proposal 7 but not with respect to any of the other proposals to be voted on at the Annual Meeting. Broker non-votes will have no effect on any of these other proposals.

Abstentions will have the effect of votes AGAINST Proposal 4 and Proposal 5, but will have no effect on any of the other proposals to be considered at the Annual Meeting.

How You Can Vote

If you hold shares in your own name, you may vote by proxy or in person at the Annual Meeting. To vote by proxy, you may select one of the following options:

Vote By Telephone

You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours a day, seven days a week, until 11:59 P.M., Eastern Time, on April 23, 2014. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card. If you vote by telephone, all of your shares will be voted as one vote per share.

6	SYNOVUS FINANCIAL CORP - 2014 Proxy Statement

VOTING INFORMATION

Vote By Internet

You can also choose to vote on the Internet. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week, until 11:59 P.M., Eastern Time, on April 23, 2014. You will be given the opportunity to confirm that your instructions have been properly recorded, and you can consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card.

Vote By Mail

If you choose to vote by mail, simply mark your proxy card, date and sign it, sign the certification and return it in the postage-paid envelope provided.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from such holder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy or broker’s proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

Description of Voting Rights

We have a voting structure under which a holder of our Common Stock may be entitled to exercise ten votes per share for each of his or her shares that satisfy certain prescribed criteria and one vote per share for each of his or her shares that does not. As provided in Synovus’ Articles of Incorporation and bylaws, holders of Synovus Common Stock are entitled to ten votes on each matter submitted to a vote of shareholders for each share of Synovus Common Stock owned on February 13, 2014 which: (1) has had the same beneficial owner since April 24, 1986; (2) has been beneficially owned continuously by the same shareholder since February 13, 2010; (3) is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus’ Board of Directors approving the acquisition specifically grant ten votes per share; (4) is held by the same beneficial owner to whom it was issued by Synovus, or to whom it transferred by Synovus from treasury shares, and the resolutions adopted by Synovus’ Board of Directors approving such issuance and/or transfer specifically grant ten votes per share; (5) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same owner for whom it was acquired under any such plan; (6) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same owner who acquired it under such plan; or (7) is owned by a holder who, in addition to shares which are beneficially owned under the provisions of (1)-(6) above, is the owner of less than 1,139,063 shares of Synovus Common Stock (which amount is equal to 100,000 shares, as appropriately adjusted to reflect the change in shares of Synovus Common Stock by means of stock splits, stock dividends, any recapitalization or otherwise occurring since April 24, 1986). For purposes of determining voting power under these provisions, any share of Synovus Common Stock acquired pursuant to stock options shall be deemed to have been acquired on the date the option was granted, and any shares of Common Stock acquired as a direct result of a stock split, stock dividend or other type of share distribution will be deemed to have been acquired and held continuously from the date on which shares with regard to such dividend shares were issued were acquired. Under these voting provisions, a shareholder may hold some shares that qualify for 10-1 voting and some shares that do not. Holders of our Common Stock are entitled to one vote per share unless the holder can demonstrate that the shares meet the criteria above for being entitled to ten votes per share.

For purposes of the foregoing, a beneficial owner of a share of our Common Stock is defined to include a person or group of persons who, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares (1) voting power, which includes the power to vote, or to direct the voting of such share of Common Stock, (2) investment power, which includes the power to direct the sale or other disposition of such share of Common Stock, (3) the right to receive, retain or direct the distribution of the proceeds of any sale or other disposition of such share of Common Stock, or (4) the right to receive or direct the disposition of any distributions, including cash dividends, in respect of such share of Common Stock.

Shares of Synovus Common Stock are presumed to be entitled to only one vote per share unless this presumption is rebutted by providing evidence to the contrary to Synovus. Shareholders seeking to rebut this presumption should complete and execute the certification appearing on their proxy card. Synovus reserves the right to request additional documentation from you to confirm the voting power of your shares. Because certifications must be in writing, if you choose to vote by telephone, all of your shares will be voted as one vote per share. SHAREHOLDERS WHO DO NOT CERTIFY ON THEIR PROXIES SUBMITTED BY MAIL OR INTERNET THAT THEY ARE ENTITLED TO TEN VOTES PER SHARE OR WHO DO NOT PRESENT SUCH A CERTIFICATION IF THEY ARE VOTING IN PERSON AT THE ANNUAL MEETING WILL BE ENTITLED TO ONLY ONE VOTE PER SHARE.

For more detailed information on your voting rights, please refer to the Synovus 10-1 Voting Instructions and an accompanying voting instruction worksheet that are available on our website at www.synovus.com/2014annualmeeting.

Synovus Common Stock is registered with the Securities and Exchange Commission, or SEC, and is traded on the New York Stock Exchange, or NYSE. Accordingly, Synovus’ Common Stock is subject to the provisions of a NYSE rule which, in general, prohibits a company’s common stock and equity securities from being authorized or remaining authorized for trading on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, the rule contains a “grandfather” provision, under which Synovus’ ten vote provision falls, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. The number of votes that each shareholder will be entitled to exercise at the Annual Meeting will depend upon whether each share held by the shareholder meets the requirements which entitle one share of Synovus Common Stock to ten votes on each matter submitted to a vote of shareholders. Such determination will be made by Synovus based on information possessed by Synovus at the time of the Annual Meeting.

SYNOVUS FINANCIAL CORP - 2014 Proxy Statement    7

VOTING INFORMATION

Synovus Stock Plans

If you participate in the Synovus Dividend Reinvestment and Direct Stock Purchase Plan, the Synovus Employee Stock Purchase Plan and/or the Synovus Director Stock Purchase Plan, your proxy card represents shares held in the respective plan, as well as shares you hold directly in certificate form registered in the same name. If you hold shares of Synovus Common Stock through a 401(k) plan, you will receive a separate proxy card representing those shares of Synovus Common Stock.

Revocation of Proxy

If you are a shareholder of record and vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by (1) signing another proxy card with a later date and returning it to us prior to the Annual Meeting, (2) voting again by telephone or on the Internet prior to 11:59 P.M., Eastern Time, on April 23, 2014, or (3) attending the Annual Meeting in person and casting a ballot.

If your Synovus shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change or revoke your vote.

Attending the Annual Meeting

The Annual Meeting will be held on Thursday, April 24, 2014 at 10:00 a.m. at the Columbus Georgia Convention and Trade Center, 801 Front Avenue, Columbus, Georgia. Directions to the Trade Center can be obtained from the Investor Relations page of Synovus’ website at www.synovus.com. If you are unable to attend the meeting, you can listen to it live and view the slide presentation over the Internet at www.synovus.com/2014annualmeeting.

Additionally, we will maintain copies of the slides and audio of the presentation for the Annual Meeting on our website for reference after the meeting. Information included on Synovus’ website, other than the Proxy Statement and form of proxy, is not a part of the proxy soliciting material.

Voting Results

You can find the preliminary voting results of the Annual Meeting in Synovus’ Current Report on Form 8-K, which Synovus will file with the SEC no later than April 30, 2014.

If you have questions about the matters described in this Proxy Statement, how to submit your proxy or if you need additional copies of this Proxy Statement, the enclosed proxy card or voting instructions, you should contact Innisfree M&A Incorporated, the Company’s proxy solicitor, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

8	SYNOVUS FINANCIAL CORP - 2014 Proxy Statement

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Philosophy

The business affairs of Synovus are managed under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by Synovus’ Articles of Incorporation and bylaws. The role of the Board of Directors is to effectively govern the affairs of Synovus for the benefit of its shareholders and other constituencies. The Board strives to ensure the success and continuity of Synovus’ business through the election of qualified management. It is also responsible for ensuring that Synovus’ activities are conducted in a responsible and ethical manner. Synovus and its Board of Directors are committed to having sound corporate governance principles.

Recent Corporate Governance Initiatives

Since 2010, Synovus’ Board and management have concentrated significant efforts and resources into a review of Synovus’ overall corporate governance practices, focused on succession planning, responsiveness to the changing needs for financial institution boards in the current regulatory environment (including the governance changes for financial institutions under the The Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as the Dodd-Frank Act) and consideration of governance practices among similarly sized financial institutions. Over the past four years, the Board has adopted a series of changes to improve Synovus’ corporate governance structure and practices. These changes include:

•

Reducing the overall size of the Board, taking into account the age and expertise of existing directors, the need for orderly succession planning of the Board and its committees, desired diversity of subject matter and technical expertise, and independence requirements;

•	Decreasing the mandatory retirement age of directors to age 72;

•	Reducing the number of current or former executives of Synovus serving on the Board;
•

Reducing the size of the Executive Committee of the Board to consist solely of the chairpersons of each standing Board committee, the Chairman of the Board, the Chief Executive Officer and the Lead Director, with the Executive Committee being led by the Chief Executive Officer;

•	Rotating committee chairpersons and the Lead Director;

•	Increasing the number of directors with specific expertise in either audit or risk;

•

Creating a Risk Committee comprised of a majority of independent directors to assist the Board in overseeing and reviewing information regarding our enterprise risk management framework, risk exposure and risk governance policies and processes; and

•	Adopting a policy prohibiting the pledging of shares of Synovus stock by directors and executive officers.

The Board, under the leadership of the Corporate Governance and Nominating Committee, will continue to actively monitor and consider additional changes to our corporate governance practices in the future.

Independence

The NYSE listing standards provide that a director does not qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with Synovus. The Board has established categorical standards of independence to assist it in determining director independence which conform to the independence requirements in the NYSE listing standards. The categorical standards of independence are incorporated within our Corporate Governance Guidelines, are attached to this Proxy Statement as Appendix A and are also available in the Corporate Governance Section of our website at www.synovus.com/governance.

The Board has affirmatively determined that a majority of its members are independent as defined by the listing standards of the NYSE and the categorical standards of independence set by the Board. Synovus’

Board has determined that, as of January 1, 2014, the following directors are independent: Catherine A. Allen, Stephen T. Butler, Elizabeth W. Camp, T. Michael Goodrich, V. Nathaniel Hansford, Jerry W. Nix, Joseph J. Prochaska, Jr., J. Neal Purcell, Melvin T. Stith, Barry L. Storey, Philip W. Tomlinson and James D. Yancey. Please see “Certain Relationships and Related Transactions” on page      of this Proxy Statement for a discussion of certain relationships between Synovus and its independent directors. These relationships have been considered by the Board in determining a director’s independence from Synovus under Synovus’ Corporate Governance Guidelines and the NYSE listing standards and were determined to be immaterial. Also, if elected to the Board at the Annual Meeting, the Board has affirmatively determined that Dr. Pastides will be independent.

Attendance at Meetings

The Board of Directors held 11 meetings in 2013. All directors attended at least 75% of Board and committee meetings held during their tenure during 2013. The average attendance by directors at the aggregate number of Board and committee meetings they were scheduled to attend was 97%. Although Synovus has no formal policy with respect to Board members’ attendance at its annual meetings, it is customary for all Board members to attend the annual meetings. All of Synovus’ current directors attended Synovus’ 2013 Annual Meeting.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Committees of the Board

Synovus’ Board of Directors has five principal standing committees — an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation Committee, a Risk Committee and an Executive Committee. Each committee has a written charter adopted by the Board of Directors that complies with the applicable listing standards of the NYSE pertaining to corporate governance. Copies of the committee charters are available in the Corporate Governance section of our website at www.synovus.com/governance. The Board has determined that each member of the Audit, Corporate Governance and Nominating, Compensation and Risk Committees is an independent director as defined by the listing standards of the NYSE and our Corporate Governance Guidelines. The following table shows the membership of the various committees as of the date of this Proxy Statement.

Audit	Corporate Governance and Nominating	Compensation	Risk	Executive
J. Neal Purcell, Chair	V. Nathaniel Hansford, Chair	T. Michael Goodrich, Chair	Joseph J. Prochaska, Jr., Chair	Kessel D. Stelling, Chair
Elizabeth W. Camp	Catherine A. Allen	Elizabeth W. Camp	Catherine A. Allen	T. Michael Goodrich
Jerry W. Nix	Stephen T. Butler	Melvin T. Stith	J. Neal Purcell	V. Nathaniel Hansford
Joseph J. Prochaska, Jr.	Jerry W. Nix		Barry L. Storey	Joseph J. Prochaska, Jr.
			Philip W. Tomlinson	J. Neal Purcell
James D. Yancey

Following the election of directors at the Annual Meeting, the Corporate Governance and Nominating Committee will recommend the reconstitution of these committees and appoint committee chairpersons after giving effect to the changes to the current composition of the Board.

Audit Committee

Synovus’ Audit Committee held 10 meetings in 2013, two of which were joint meetings with the Risk Committee. The Audit Committee’s report is on page      of this Proxy Statement. The Board has determined that all four members of the Committee are independent and financially literate under the rules of the NYSE and that at least one member, J. Neal Purcell, is an “audit committee financial expert” as defined by the rules of the SEC. The primary functions of the Audit Committee include:

•	Monitoring the integrity of Synovus’ financial statements, Synovus’ systems of internal controls and Synovus’ compliance with regulatory and legal requirements;
•	Monitoring the independence, qualifications and performance of Synovus’ independent auditor and internal auditing activities; and

•	Providing an avenue of communication among the independent auditor, management, internal audit and the Board of Directors.

Corporate Governance and Nominating Committee

Synovus’ Corporate Governance and Nominating Committee held eight meetings in 2013. The primary functions of Synovus’ Corporate Governance and Nominating Committee include:

•	Identifying qualified individuals to become Board members;

•	Recommending to the Board the director nominees for each annual meeting of shareholders and director nominees to be elected by the Board to fill interim director vacancies;
•	Overseeing the annual review and evaluation of the performance of the Board and its committees; and

•	Developing and recommending to the Board corporate governance guidelines.

Compensation Committee

Synovus’ Compensation Committee held seven meetings in 2013. Its report is on page     of this Proxy Statement. The primary functions of the Compensation Committee include:

•	Designing and overseeing Synovus’ executive compensation program;

•	Designing and overseeing all compensation and benefit programs in which employees and officers of Synovus are eligible to participate;

•	Reviewing Synovus’ incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking and to review and discuss, at least annually, the relationship between risk management and incentive compensation;

•	Performing an annual evaluation of the Chief Executive Officer;

•	Developing and recommending to the Board compensation for non-employee directors (beginning in 2013); and

•	Monitoring and reviewing the talent management and succession planning processes for the Chief Executive Officer and Synovus’ other key executives.

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In addition, the Committee has the authority under its charter to retain outside advisors to assist the Committee in the performance of its duties. During 2013, the Committee retained the services of Meridian Compensation Partners, LLC, or Meridian, to:

•	Provide ongoing recommendations regarding executive compensation consistent with Synovus’ business needs, pay philosophy, market trends and latest legal and regulatory considerations;

•	Provide market data for base salary, short-term incentive and long-term incentive decisions; and

•	Advise the Committee as to best practices.

The Committee evaluated whether the work provided by Meridian raised any conflict of interest. The Committee considered various factors, including the six factors mandated by SEC rules, and determined that no conflict of interest was raised by the work of Meridian described in this Proxy Statement.

Meridian was engaged directly by the Committee, although the Committee also directed that Meridian work with Synovus’ management to facilitate the Committee’s review of compensation practices and management’s recommendations. Synovus’ Chief Human Resources Officer and her staff develop executive compensation recommendations for the Committee’s consideration in conjunction with Synovus’ Chief Executive Officer and with the advice of Meridian.

Synovus’ Chief Human Resources Officer works with the Chairman of the Committee to establish the agenda for Committee meetings. Management also prepares background information for each committee meeting. Synovus’ Chief Human Resources Officer attends all committee meetings by invitation of the Committee, while Synovus’ Chief Executive Officer attends some committee meetings by invitation of the Committee. The Chief Executive Officer and the Chief Human Resources Officer do not have authority to vote on committee matters. Meridian attended all of the committee meetings held during 2013 at the request of the Committee. In addition, the Committee regularly meets in executive session with no members of management in attendance.

Compensation Committee Interlocks and Insider Participation

Messrs. Goodrich and Stith and Ms. Camp served on the Compensation Committee during 2013. None of these individuals is or has been an officer or employee of Synovus. In 2013, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on Synovus’ Board or Compensation Committee.

Risk Committee

Synovus’ Risk Committee held eight meetings in 2013, two of which were joint meetings with the Audit Committee. The primary functions of Synovus’ Risk Committee include:

•	Monitoring and reviewing the enterprise risk management framework and processes;
•	Monitoring and reviewing emerging risks and adequacy of risk management functions; and

•	Providing recommendations to the Board in order to effectively manage risks.

Executive Committee

Synovus’ Executive Committee held two meetings in 2013. During the intervals between meetings of Synovus’ Board of Directors, the Executive Committee possesses and may exercise any and all of the powers of Synovus’ Board of Directors in the management and direction of the business and affairs of Synovus with respect to which specific direction has not been previously given by the Board of

Directors unless Board action is required by Synovus’ governing documents, law or rule. The Executive Committee is comprised of the chairpersons of the principal standing Committees of the Synovus Board and Synovus Bank Board, the Chief Executive Officer, the Chairman of the Board (if different from the Chief Executive Officer) and the Lead Director.

Risk Oversight

Under Synovus’ Corporate Governance Guidelines, the Board is charged with providing oversight of Synovus’ risk management processes. The Risk Committee fulfills the overarching oversight role for overseeing the enterprise risk management and compliance processes, including approval of risk tolerance levels and risk policies and limits, monitoring key and emerging risks and reviewing risk assessments. In carrying out its responsibilities, the Risk Committee works closely with Synovus’ Chief Risk Officer and other members of Synovus’ enterprise risk management and compliance teams. The Risk Committee meets periodically with the Chief Risk Officer and other members of management and receives a comprehensive report on enterprise risk management and compliance matters, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations, regulatory compliance, and future growth, among others) and the processes in place to monitor and control such exposures. The Risk Committee also receives updates between meetings from the

Chief Risk Officer, the Chief Executive Officer, the Chief Financial Officer, the Chief Information Security Officer and the Senior Director of Compliance and other members of management relating to risk oversight and compliance matters. The Risk Committee provides a report on risk management to the full Board on at least a quarterly basis. In addition, at least annually, the Chief Risk Officer and members of the enterprise risk management and compliance team make a presentation on enterprise risk management and compliance to the full Board.

In addition, the Risk Committee coordinates with the Audit Committee for the review of financial statement and related risks and other areas of joint responsibility, with the Compensation Committee for review of compensation-related risks and with the Corporate Governance and Nominating Committee on corporate governance-related risks. For a discussion of the Compensation Committee’s review of Synovus’ senior

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CORPORATE GOVERNANCE AND BOARD MATTERS

executive officer compensation plans and employee incentive compensation plans and the risks associated with these plans, see “Compensation Committee Report — Incentive Compensation Plan Risk Assessment” on page     of this Proxy Statement.

The Board’s role in risk oversight is an integral part of Synovus’ overall enterprise risk management framework. For a more detailed description of Synovus’ enterprise risk management framework, see “Part I — Item 1. Business — Enterprise Risk Management” in Synovus’ 2013 Annual Report.

Consideration of Director Candidates

Director Qualifications

Synovus’ Corporate Governance Guidelines contain Board membership criteria considered by the Corporate Governance and Nominating Committee in recommending nominees for a position on Synovus’ Board. The Committee believes that, at a minimum, a director candidate must possess personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of Synovus, be free from conflicts of interest with Synovus, must not have reached the retirement age for Synovus directors and be willing to make, and financially capable of making, the required investment in Synovus’ stock pursuant to Synovus’ Director Stock Ownership Guidelines. The Committee also considers the following criteria when reviewing director candidates and existing directors:

•	The extent of the director’s/potential director’s educational, business, non-profit or professional acumen and experience;

•

Whether the director/potential director assists in achieving a mix of Board members that represents a diversity of background, perspective and experience, including with respect to age, gender, race, place of residence and specialized experience;

•	Whether the director/potential director meets the independence requirements of the listing standards of the NYSE and the Board’s director independence standards;

•	Whether the director/potential director has the financial acumen or other professional, educational or business experience relevant to an understanding of Synovus’ business;
•	Whether the director/potential director would be considered a “financial expert” or “financially literate” as defined in the listing standards of the NYSE or applicable law;

•

Whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill relevant to Synovus’ current or future business, will add specific value as a Board member; and

•	Whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties. Although the Board does not have a formal policy on diversity, the Board and the Committee believe that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will contribute to Board diversity and allow the Board to effectively fulfill its responsibilities. For a discussion of the specific backgrounds and qualifications of our director nominees, see “Proposals to be Voted on: Proposal 1 — Election of 14 Directors — Nominees for Election as Director” beginning on page     of this Proxy Statement.

Identifying and Evaluating Nominees

The Corporate Governance and Nominating Committee has two primary methods for identifying director candidates (other than those proposed by Synovus’ shareholders, as discussed below). First, on a periodic basis, the Committee solicits ideas for possible candidates from a number of sources including members of the Board, Synovus executives and individuals personally known to the members of the Board. Second, the Committee is authorized under its charter to retain at Synovus’ expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

The Committee will consider all director candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. The director candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year. If based on the Committee’s initial evaluation a director candidate continues to be of interest to the Committee, the Chair of the Committee will interview the candidate and communicate his evaluation to the other Committee members and executive management. Additional interviews are conducted, if necessary, and ultimately the Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

Shareholder Candidates

The Corporate Governance and Nominating Committee will consider candidates for nomination as a director submitted by shareholders. Although the Committee does not have a separate policy that addresses the consideration of director candidates recommended by shareholders, the Board does not believe that such a separate policy is necessary as Synovus’ bylaws permit shareholders to nominate candidates and as one of the duties set forth in the Corporate Governance and Nominating

Committee charter is to review and consider director candidates submitted by shareholders. The Committee will evaluate individuals recommended by shareholders for nomination as directors according to the criteria discussed above and in accordance with Synovus’ bylaws and the procedures described under “Shareholder Proposals and Nominations” on page     of this Proxy Statement.

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Leadership Structure of the Board

In accordance with Synovus’ bylaws, our Board of Directors elects our Chief Executive Officer and our Chairman, and each of these positions may be held by the same person or may be held by two persons. Under our Corporate Governance Guidelines, the Board does not have a policy, one way or the other, on whether the role of the Chairman and Chief Executive Officer should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. However, our Corporate Governance Guidelines require that, if the Chairman of the Board is not an independent director, the Corporate Governance and Nominating Committee shall nominate, and a majority of the independent directors shall elect, a Lead Director. Under its charter, the Corporate Governance and Nominating Committee periodically reviews and recommends to the Board the leadership structure of the Board and, if necessary, nominates the Lead Director candidate from the independent directors. Currently, one individual serves as both our Chief Executive Officer and Chairman and, as a result, Synovus also has a Lead Director. The Board currently believes that the combination of these two roles provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy and is important in unifying Synovus’ strategy behind a single vision.

The Chairman of the Board is responsible for chairing Board meetings and meetings of shareholders, setting the agendas for Board meetings in consultation with the Lead Director and providing information to the Board members in advance of meetings and between meetings. Pursuant to Synovus’ Corporate Governance Guidelines, the duties of the Lead Director include the following:

•	Working with the Chairman of the Board, Board and Corporate Secretary to set the agenda for Board meetings;
•	Calling meetings of the independent and non-management directors, as needed;

•	Ensuring Board leadership in times of crisis;

•	Developing the agenda for and chairing executive sessions of the independent directors and executive sessions of the non-management directors;

•	Acting as liaison between the independent directors and the Chairman of the Board on matters raised in such executive sessions;

•	Chairing Board meetings when the Chairman of the Board is not in attendance;

•	Attending meetings of the committees of the Board, as necessary or at his/her discretion, and communicating regularly with the Chairs of the principal standing committees of the Board;

•

Working with the Chairman of the Board to ensure the conduct of the Board meeting provides adequate time for serious discussion of appropriate issues and that appropriate information is made available to Board members on a timely basis;

•	Performing such other duties as may be requested from time-to-time by the Board, the independent directors or the Chairman of the Board; and

•	Being available, upon request, for consultation and direct communication with major shareholders.

After careful consideration, the Corporate Governance and Nominating Committee has determined that Synovus’ current Board structure is the most appropriate leadership structure for Synovus and its shareholders at this time.

Meetings of Non-Management and Independent Directors

The non-management directors of Synovus meet separately at least four times a year after regularly scheduled meetings of the Board of Directors and at such other times as may be requested by the Chairman of the Board or any director. Synovus’ independent directors meet at least once a year. During 2013, Mr. Goodrich, as Lead Director, presided at the meetings of non-management and independent directors.

Communicating with the Board

Synovus’ Board provides a process for shareholders and other interested parties to communicate with one or more members of the Board, including the Lead Director, or the non-management or independent directors as a group. Shareholders and other interested parties may communicate with the Board as follows:

•	by writing the Board of Directors, Synovus Financial Corp., c/o General Counsel’s Office, 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901;
•	by telephone: (800) 240-1242; and

•	by email to synovusboardofdirectors@synovus.com.

These procedures are also available in the Corporate Governance section of our website at www.synovus.com/governance. Synovus’ process for handling shareholder and other communications to the Board has been approved by Synovus’ independent directors.

Additional Information about Corporate Governance

Synovus has adopted Corporate Governance Guidelines which are regularly reviewed by the Corporate Governance and Nominating Committee. We have also adopted a Code of Business Conduct and Ethics which is applicable to all directors, officers and employees. In addition, we maintain procedures for the confidential, anonymous submission of any complaints or concerns about Synovus, including complaints regarding accounting, internal accounting controls or auditing matters. Shareholders may access Synovus’ Corporate Governance

Guidelines, Code of Business Conduct and Ethics, each committee’s current charter, procedures for shareholders and other interested parties to communicate with the Lead Director or with the non-management or independent directors individually or as a group and procedures for reporting complaints and concerns about Synovus, including complaints concerning accounting, internal accounting controls and auditing matters, in the Corporate Governance section of our website at www.synovus.com/governance.

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DIRECTOR COMPENSATION

Director Compensation Program

The Compensation Committee is responsible for the oversight and administration of the Synovus director compensation program. The following is a description of the director compensation program for 2013.

Cash Compensation of Directors

As reflected in the “Fees Earned or Paid in Cash” column of the Director Compensation Table below, during 2013, non-management directors of Synovus received an annual cash retainer of $40,000, with

•	Committee members, other than Audit Committee members, receiving an additional cash retainer of $10,000 (Chairpersons of these committees receive an additional cash retainer of $10,000);

•	Audit Committee members receiving an additional cash retainer of $15,000 (with the Chairperson receiving an additional cash retainer of $15,000); and

•	the Lead Director receiving an additional $5,000 cash retainer.

Directors who are employees of Synovus do not receive any additional compensation for their service on the Board.

By paying directors an annual retainer, Synovus compensates each director for his or her role and judgment as an advisor to Synovus, rather than for his or her attendance or effort at individual meetings. In so doing, directors with added responsibility are recognized with higher cash compensation. For example, members of the Audit Committee receive a higher cash retainer based upon the enhanced duties, time commitment and responsibilities of service on that committee. The

Board believes that this additional cash compensation is appropriate. In addition, directors may from time to time receive compensation for serving on advisory committees of the Synovus Board.

Recognizing Synovus’ corporate governance initiatives and efforts to pursue and consider additional independent directors to be added to the Board each year, the Board changed the pay practices in 2011 to provide that the members of the Board shall be compensated each April for their service on the Board from the date of the annual meeting to the following year’s annual meeting. As such, the Board was compensated in 2013 for the full year of service for the period from April 25, 2013 through April 24, 2014.

Directors may elect to defer all or a portion of their cash compensation under the Synovus Directors’ Deferred Compensation Plan. The Directors’ Deferred Compensation Plan does not provide directors with an “above market” rate of return. Instead, the deferred amounts mirror the return of one or more investment funds selected by the director. In so doing, the plan is designed to allow directors to defer the income taxation of a portion of their compensation and to receive an investment return on those deferred amounts. All deferred fees are payable only in cash. Four directors (Ms. Camp and Messrs. Goodrich, Hansford and Storey) elected to defer their 2013 cash compensation under this plan.

Equity Compensation of Directors

During 2013, non-management directors also received awards of restricted stock units under the Synovus 2013 Omnibus Plan. On June 27, 2013, the Board approved grants of $20,000 (fair market value), or 6,897 restricted stock units, to the non-management members of the Board elected on April 25, 2013 to serve as directors for a term ending on April 24, 2014. The director restricted stock units are fully vested and transferable upon the satisfaction of the following two conditions: (1) the earlier to occur of (x) the completion of three years of service and (y) the date the holder reaches age 72; and (2) repayment by Synovus of all or a portion of its obligations under TARP. These restricted stock unit awards are designed to create equity ownership and to focus directors on the long-term performance of Synovus.

Synovus’ 2011 Director Stock Purchase Plan is a non-qualified, contributory stock purchase plan pursuant to which qualifying Synovus directors can purchase, with the assistance of contributions from Synovus, presently issued and outstanding shares of Synovus stock. Under the terms of the Director Stock Purchase Plan, qualifying directors can elect to contribute up to $5,000 per calendar quarter to make purchases of Synovus stock, and Synovus contributes an additional amount (equal to 15% of the directors’ cash contributions in

2013). Participants in the Director Stock Purchase Plan are fully vested in all shares of Synovus stock purchased for their benefit under the Plan and may request that the shares purchased under the Plan be released to them at any time. Synovus’ contributions under this Plan are included in the “All Other Compensation” column of the Director Compensation Table below. Synovus’ contributions under the Director Stock Purchase Plan provide directors the opportunity to buy and maintain an equity interest in Synovus and to share in the capital appreciation of Synovus.

The restricted stock unit awards to directors and Synovus’ contributions under the Director Stock Purchase Plan also assist and facilitate directors’ fulfillment of their stock ownership requirements. Synovus’ Corporate Governance Guidelines require all directors to accumulate over time shares of Synovus stock equal in value to at least three times the value of their annual retainer. Directors have five years to attain this level of total stock ownership but must attain a share ownership threshold of one times the amount of the director’s annual retainer within three years. These stock ownership guidelines are designed to align the interests of Synovus’ directors to that of Synovus’ shareholders and the long-term performance of Synovus. All of Synovus’ directors were in compliance with the guidelines as of December 31, 2013.

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Director Compensation Table

The following table summarizes the compensation paid by Synovus to non-management directors for the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)		All Other Compensation ($)		Total ($)
Catherine A. Allen	$60,000	$20,000	(2)	$3,000	(3)	$83,000
Steve T. Butler	50,000	20,000	(2)	8,000	(3)(4)	78,000
Elizabeth W. Camp	65,000	20,000	(2)	1,500	(3)	86,500
T. Michael Goodrich	65,000	20,000	(2)	7,750	(3)(4)	97,750
V. Nathaniel Hansford	60,000	20,000	(2)	5,500	(4)	85,500
Mason H. Lampton	40,000	40,000	(2)	3,000	(3)	83,000
Jerry W. Nix	65,000	20,000	(2)	—		85,000
Joseph J. Prochaska, Jr.	75,000	20,000	(2)	—		95,000
J. Neal Purcell	80,000	20,000	(2)	3,000	(3)	103,000
Melvin T. Stith	50,000	20,000	(2)	—		70,000
Barry L. Storey	50,000	20,000	(2)	10,492	(4)	80,492
Philip W. Tomlinson	50,000	20,000	(2)	2,800	(3)(4)	72,800
James D. Yancey	50,000	20,000	(2)	22,000	(3)(4)	92,000

**	Mr. Stelling does not receive any additional compensation for serving as a director. His 2012 compensation is described under the Summary Compensation Table found on page of this Proxy Statement.

(1)	Reflects fees paid for service on the Board from April 25, 2013 to April 24, 2014.

(2)	The grant date fair value of the 6,897 shares of restricted stock units awarded to each director in 2013 was $20,000. The amount in this column reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2013 in accordance with FASB ASC Topic 718 and includes amounts from awards granted in 2013. For a discussion of the restricted stock units reported in this column, see Note 23 of the Notes to Consolidated Financial Statements in the 2013 Annual Report. At December 31, 2013, each of the directors held 6,897 units, all of which vest upon the satisfaction of the following two conditions: (1) the earlier to occur of (x) completion of three years of service and (y) the date the holder reaches age 72; and (2) repayment by the Company of all or a portion of its obligations under TARP. Dividend equivalents are accrued on the restricted stock units.

(3)	Includes $3,000 in contributions made by Synovus under Synovus’ Director Stock Purchase Plan for this director, except for Ms. Camp who received $1,500 and Mr. Tomlinson who received $2,400. As described more fully above, qualifying directors can elect to contribute up to $5,000 per calendar quarter to make purchases of Synovus stock, and in 2013, Synovus contributed an additional amount equal to 15% of the directors’ cash contributions under the plan.

(4)	Includes compensation of $5,000 for Mr. Butler, $4,750 for Mr. Goodrich, $5,500 for Mr. Hansford, $10,492 for Mr. Storey, $400 for Mr. Tomlinson and $19,000 for Mr. Yancey for service as an advisory director of certain of Synovus’ banking divisions.

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PROPOSALS TO BE VOTED ON

Proposal 1	Election of 14 Directors

Number

Pursuant to Synovus’ bylaws, the Board shall consist of not less than 8 nor more than 25 directors with such number to be set either by the Board or shareholders representing at least 66 2/3% of the votes entitled to be cast by the holders of all of Synovus’ issued and outstanding shares. Currently, the size of the Board is set at 14 members. Proxies cannot be voted at the Annual Meeting for a greater number of persons than the 14 nominees named in this Proxy Statement.

Two of our current directors, J. Neal Purcell and James D. Yancey, have reached the mandatory retirement age for directors established under our Corporate Governance Guidelines and will not stand for re-election at the Annual Meeting. We thank both of these directors for their long and outstanding service to the Board and to Synovus.

Nominees for Election as Director

The 14 nominees for director named in this Proxy Statement were selected by the Corporate Governance and Nominating Committee based upon a review of the nominees and consideration of the director qualifications described under “Corporate Governance and Board Matters — Consideration of Director Candidates — Director Qualifications” on page      of this Proxy Statement. In addition to the specific criteria for director nomination, the Corporate Governance and Nominating Committee assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of Synovus. With respect to the nomination of continuing directors for re-election, the Corporate Governance and Nominating Committee also considers the individual’s contributions to the Board and its committees. Twelve of the 14 nominees currently serve as a director. The nominees for director include seven current and former chief executive officers, at least 11 persons who could be recognized as “audit committee financial experts, three current or former deans of national universities, and a former partner of a global auditing firm. The nominees collectively have over 150 years of experience in banking and financial services as well as significant experience in insurance, investment management, commercial real estate and accounting. The nominees also bring extensive board and committee experience.

In addition to the overall composition of the Board, the Corporate Governance and Nominating Committee also considered the nominees’ individual roles in (1) oversight of our enterprise risk management initiatives, (2) relationships with the numerous regulatory agencies that monitor Synovus’ operations, (3) oversight and support of our asset disposition and expense reduction initiatives, (4) assistance with the strategic plan of the Company and (5) managing succession planning. In addition to fulfilling the above criteria, 11 of the 14 nominees for election named below are considered independent under the NYSE rules and Synovus’ Director Independence Standards. Each nominee also brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, risk management and oversight, corporate strategy, commercial real estate, troubled asset work-out and disposition situations, and ancillary financial services businesses. Each member of the Board has demonstrated leadership through his or her work on the boards of a variety of public, private and non-profit organizations and is familiar with board processes and corporate governance. We believe the atmosphere of our Board is collegial and that all Board members are engaged in their responsibilities. For additional information about our director independence requirements, consideration of director candidates, leadership structure of our Board and other corporate governance matters, see “Corporate Governance and Board Matters” beginning on page      of this Proxy Statement.

The following table sets forth information regarding the 14 nominees for election to the Board.

Name	Age	Year First Elected Director	Principal Occupation	Committees
Catherine A. Allen	67	2011	Chairman and Chief Executive Officer, The Santa Fe Group	CGN, R
Tim E. Bentsen	60	—	Partner, Retired, KPMG LLP
Stephen T. Butler	63	2012	Chairman of the Board, W.C. Bradley Company	CGN
Elizabeth W. Camp	62	2003	President and Chief Executive Officer, DF Management, Inc.	A, C
T. Michael Goodrich	68	2004	Chairman and Chief Executive Officer, Retired, BE&K, Inc.	E, C (Chair)
V. Nathaniel Hansford	70	1985	President, Retired, North Georgia College and State University	E, CGN (Chair)
Mason H. Lampton	66	1993	Chairman of the Board, Standard Concrete Products
Jerry W. Nix	68	2012	Vice Chairman and Chief Financial Officer, Retired, Genuine Parts Company	A, CGN
Harris Pastides	60	—	President, University of South Carolina
Joseph J. Prochaska, Jr.	63	2011	Executive Vice President and Chief Accounting Officer, Retired, MetLife, Inc.	E, A, R (Chair)

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PROPOSALS TO BE VOTED ON

Name	Age	Year First Elected Director	Principal Occupation	Committees
Kessel D. Stelling	57	2010	Chairman of the Board, Chief Executive Officer and President, Synovus Financial Corp.	E (Chair)
Melvin T. Stith	67	1998	Dean, Martin J. Whitman School of Management, Retired, Syracuse University	C
Barry L. Storey	54	2013	Founding Partner, Hull Storey Gibson Companies, LLC	R
Philip W. Tomlinson	67	2008	Chairman of the Board and Chief Executive Officer, Total System Services, Inc.	R

E: Executive

A: Audit

CGN: Corporate Governance and Nominating

C: Compensation

R: Risk

The business experience and other specific skills, attributes and qualifications of each of the nominees is as follows:

Catherine A. Allen is the Chairman and Chief Executive Officer of The Sante Fe Group, a consulting group specializing in management for strategic industry and institutional projects to financial institutions and other critical infrastructure companies. She has held that position since 1996. From 1997 to 2007, Ms. Allen was the founding Chief Executive Officer of BITS, a division of the Financial Services Roundtable and consortium that worked closely with the nation’s largest financial institutions on strategic issues facing the industry, including payments strategies and risk management. From 1989 to 1996, she held various senior executive positions at Citigroup in the retail, bankcards and corporate technology divisions, representing Citibank as the president and chair of the multi-industry Smart Card Forum for a number of those years. Prior to joining Citibank, Ms. Allen served as director of corporate planning for Dun and Bradstreet. She holds a bachelor’s degree in retail management from the University of Missouri and a master’s degree in marketing and consumer economics from the University of Maryland and has completed doctoral work in international business from George Washington University. Ms. Allen currently serves on the boards of two other public companies, El Paso Electric Company, a utilities company, and Stewart Information Services Corporation, a real estate information, title insurance and transaction management company. She is a member of the corporate governance and nominating committee, the national resources committee and the external affairs committee at El Paso. In addition, Ms. Allen serves on the compensation committee and chairs the technology advisory committee at Stewart. She also serves on the advisory board of Houlihan Lokey and on various other private company and civic boards, including Hudson Partners, LLP, Women Corporate Directors, New Mexico Appleseed, the Los Alamos National Laboratory Foundation, and the New Mexico Museum Foundation, and chairs the National Foundation for Credit Counseling. She has served on a number of government and technology-related committees and consortiums and has authored and edited numerous articles and three books related to technology, business innovation and marketing in the financial services industry. Ms. Allen has been recognized with a lifetime achievement award from US Banker Magazine, in addition to numerous other civic and professional awards and recognition. Ms. Allen’s in-depth knowledge and understanding of the financial services industry, risk management and technological innovation enhance our Board’s subject matter expertise and provide a significant resource to Synovus.

Tim E. Bentsen is a former audit partner and practice leader of KPMG LLP, a U.S. audit, tax and advisory services firm. Over his 37 years with KPMG, he served as an audit partner for numerous banks and other financial services companies and served in a variety of leadership roles, including Southeast Area Managing Partner and Atlanta office Managing Partner. Mr. Bentsen also served on national leadership teams for the financial services and audit practice as well as on the firm’s national Operations Committee. In addition, he served as an account executive for many of the largest audit and non-audit clients in the Southeast where he had extensive involvement with audit committees and served as the lead partner for tax and advisory services including risk, regulatory, internal audit and operational services for a Top 10 U.S. bank. Mr. Bentsen has been a frequent speaker on corporate governance matters across the country and served in a leadership role for KPMG’s Audit Committee Institute and as an organizer and faculty member for the University of Georgia’s Directors’ College for over ten years. He is a faculty member at the J.M. Tull School of Accounting at the University of Georgia and an independent member of the Board of Trustees of Ridgeworth Funds, a mutual fund complex. He holds a bachelor’s degree in business administration from Texas Tech University and has completed the Partner Development Program at Harvard University. Mr. Bentsen is a certified public accountant and a member of the American Institute and Georgia Society of Certified Public Accountants. If elected, his extensive audit and accounting experience in the financial services industry coupled with his corporate governance, risk management and financial acumen will add to the Board’s knowledge in these areas.

Stephen T. Butler is the Chairman of the Board of W.C. Bradley Co., a private consumer products and real estate company, a position he has held since 2008. Prior to that time and for 21 years, he served as Chief Executive Officer and Chairman of the Board of W.C. Bradley Co. where he was responsible for the oversight and development of the company’s mass market home and leisure product businesses through acquisitions and new product introductions and the development of various real estate projects throughout Columbus, Georgia. In addition to his leadership role on the W.C. Bradley board, Mr. Butler currently serves as Chairman of the Board of Columbus Bank and Trust, or CB&T, a banking division of Synovus, and on the boards of various civic and non-profit companies, including St. Francis Hospital, Inc. and The Bradley-Turner Foundation. He attended Vanderbilt University and Columbus State University and completed the Harvard Advanced Management Program. Mr. Butler’s extensive leadership experience with a diversified company enhances the Board’s understanding of corporate strategy, compensation practices and risk management, among other things.

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PROPOSALS TO BE VOTED ON

Elizabeth W. Camp is President and Chief Executive Officer of DF Management, Inc., a private investment and commercial real estate management company, a position she has held since 2000. Previously, Ms. Camp served in various capacities, including President and Chief Executive Officer, of Camp Oil Company for 16 years. Before it was sold in 2000, Camp Oil developed and operated convenience stores, truck stops and restaurants and grew to realize annual revenue of $300 million, employing 650 employees and operating 62 units in nine states throughout the United States. Ms. Camp’s background also includes experience as a tax accountant with a major accounting firm and an attorney in law firms in Atlanta and Washington, D.C. Ms. Camp holds a bachelor’s degree in accounting and a law degree from the University of Georgia and a master’s degree in taxation from Georgetown University. Ms. Camp served as an advisory director of Citizens Bank & Trust, a banking division of Synovus, for over 23 years and is a current or past trustee or director of several non-profit organizations, including the Georgia Department of Industry, Trade & Tourism. Previously, Ms. Camp served as a director of Blue Cross Blue Shield of Georgia from 1992 to 2001. Ms. Camp’s background as an executive officer and her expertise in accounting, tax and legal matters, provides expertise in management and auditing, as well as leadership skills to our Board.

T. Michael Goodrich is the former Chairman of the Board and Chief Executive Officer of BE&K, Inc., a privately held international engineering and construction company specializing in complex projects. Mr. Goodrich joined BE&K in 1972 as Assistant Secretary and General Counsel, was named President in 1989 and served as Chairman and Chief Executive Officer from 1995 until his retirement in May 2008. Mr. Goodrich received a bachelor’s degree in civil engineering from Tulane University and a law degree from the University of Alabama. Mr. Goodrich serves as a director of Energen Corporation, a publicly held diversified energy company, and as an advisory director of First Commercial Bank, a banking division of Synovus. He also serves on the board of AGI-Shorewood Group. Mr. Goodrich is the Chairman of Synovus’ Compensation Committee and serves on the governance committee and the officers review committee at Energen. In addition, he is a member of the Alabama Academy of Honor, the National Academy of Construction and the Alabama Engineering Hall of Fame. Through his experience as chief executive officer as well as his service on the board and committees of another NYSE-listed public company, Mr. Goodrich brings extensive leadership, risk assessment skills and public company expertise to our Board.

V. Nathanial Hansford is the former President of North Georgia College and State University, a position he held from 1999 through 2005. Prior to his retirement in 2005, Mr. Hansford was a professor and Dean of Law at the University of Alabama and was a visiting professor at the United States Military Academy, the University of Georgia and the University of Fribourg in Switzerland. Mr. Hansford also served for 20 years in the U.S. Army Reserves, Judge Advocate General’s Corp., retiring as a Colonel. Mr. Hansford holds a bachelor’s degree and a law degree from the University of Georgia and a master’s degree in law from the University of Michigan. In addition to serving on the advisory board of one of our banking divisions, Cohutta Banking Company, Mr. Hansford is the past state chairman of the Georgia Trust for Historic Preservation and serves on the Georgia Non-Public Postsecondary Education Commission and the Lexington City Council. Mr. Hanford’s extensive background in education and administration provide our Board with leadership and consensus-building skills on a variety of matters, including corporate governance and succession planning.

Mason H. Lampton is the Chairman of the Board of Standard Concrete Products, Inc., a privately-held construction materials company, a position he has held since he founded the company in 1996. From 1996 until 2004, Mr. Lampton also served as President and Chief Executive Officer of Standard Concrete. Prior to founding Standard Concrete, Mr. Lampton served as President and Chairman of the Board of The Hardaway Company, having negotiated a leveraged buy-out of that company in 1977. Mr. Lampton spent two years in the United States Army and achieved the rank of First Lieutenant. Mr. Lampton holds a bachelor’s degree from Vanderbilt University. Mr. Lampton also serves as a director of Total System Services, Inc., or TSYS, a global payments processing company, and chairs its compensation committee. Mr. Lampton’s extensive experience in the various aspects of the construction industry throughout the Southeast, including dispute resolution, employee relations matters and contract negotiations, his focus on the capital needs of a growing company and his extensive skills at managing risk and directing corporate strategy provide our Board with a valuable resource as Synovus looks to its future.

Jerry W. Nix is the former Vice Chairman, Executive Vice President and Chief Financial Officer of Genuine Parts Company, a public company engaged in the distribution of automotive replacement parts, industrial replacement parts, office products and electrical/electronic materials. Prior to retiring in March 2013, Mr. Nix served as Chief Financial Officer for over 13 years and served in various other capacities with Genuine Parts Company before that time, including Senior Vice President — Finance. In addition to serving as a director of Genuine Parts, Mr. Nix serves on various civic and non-profit boards, including Young Harris College, Cobb County Chamber of Commerce, Cobb-Marietta Coliseum and Exhibit Hall Authority, John and Mary Franklin Foundation and Boy Scouts of America. Prior to joining Genuine Parts in 1978, Mr. Nix was an auditor with Ernst & Young and a pilot in the U.S. Air Force. Mr. Nix has bachelors’ degrees from both Mississippi State University and the University of Florida. Mr. Nix’s extensive financial and accounting experience with a large diversified public company provides the Board with a great resource in the financial, accounting, risk management, and investor relations areas.

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PROPOSALS TO BE VOTED ON

Harris Pastides is the President of the University of South Carolina, a position he has held since August 2008. From 2003 to 2008, Dr. Pastides served as vice president for research and health sciences and dean of the Arnold School of Public Health and as executive director of the South Carolina Research Foundation. He joined the University of South Carolina in 1998 as dean of the School of Public Health and as a professor of epidemiology. Dr. Pastides played a key role in the establishment of Health Sciences South Carolina, a consortium of the state’s research universities and leading hospital systems, and an integral part in the development of Innovista, the university’s 500-acre innovation and research district. Prior to joining the University of South Carolina, Dr. Pastides held various positions at the University of Massachusetts at Amherst for over 13 years, including professor of epidemiology and chairman of the department of biostatistics and epidemiology. In addition to serving on the advisory board of one of our banking divisions, NBSC, he has served on a number of professional organizations and civic boards, including the South Carolina Governors School for the Arts and Humanities, S.C. River Alliance, the Council on Research Policy and Graduate Education and EngenuitySC. He received a master’s in public health, a master’s of philosophy degree in epidemiology and his doctorate degree from Yale University and a bachelor’s degree from the University of Albany, State University of New York. Dr. Pastides is a former Fulbright senior research fellow and has received numerous other professional awards and recognitions for his research work. If elected, his experience in management and complex organizations and his background in research, innovation and education will provide our Board with leadership and consensus-building skills on a variety of matters, including corporate governance and risk management.

Joseph J. Prochaska, Jr. is the former Executive Vice President and Chief Accounting Officer of MetLife, Inc., a public insurance and financial services company, a position he held from 2005 until his retirement in 2009. From 2003 to 2005, he served as MetLife’s Senior Vice President and Chief Accounting Officer. From 1992 to 2003, Mr. Prochaska served in various executive leadership positions at Aon Corporation, including Senior Vice President and Controller, Executive Vice President and Chief Financial Officer of Aon Group, Inc. and President of Aon’s Financial Services Group. From 1975 to 1992, he served in various executive leadership positions at Shand, Morahan & Co., Inc. and Evanston Insurance Company, including Chief Financial Officer, Chairman and Chief Executive Officer. In addition, Mr. Prochaska’s background includes experience with a major accounting firm in Chicago, Illinois as a certified public accountant. He holds a bachelor’s degree in accounting from the University of Notre Dame. Mr. Prochaska currently serves on the boards of two private companies and is a member of their compensation and audit committees. He has also received the designation of a Governance Fellow by the National Association of Corporate Directors. Mr. Prochaska’s extensive accounting experience in the financial services industry, his integral involvement in the day-to-day accounting and risk management practices of large global public companies and his compensation and insurance expertise provide our Board with a valuable resource.

Kessel D. Stelling is the Chairman of the Board, Chief Executive Officer and President of Synovus. He has been Chairman since January 1, 2012 and Chief Executive Officer and President since October 2010, after serving as Acting Chief Executive Officer from June to October 2010 while Richard E. Anthony was on a medical leave of absence. Prior to that time and since February 2010, Mr. Stelling served as President and Chief Operating Officer of Synovus. From June 2008 until February 2010, Mr. Stelling served as the Regional Chief Executive Officer of Synovus’ Atlanta area market. Prior to that time, he served as President and Chief Executive Officer of Bank of North Georgia, or BNG, a banking division of Synovus, having been appointed to that position in December 2006. Mr. Stelling founded Riverside Bancshares, Inc. and Riverside Bank in 1996 and served as its Chairman of the Board and Chief Executive Officer until 2006 when Riverside Bancshares, Inc. merged with and into Synovus and Riverside Bank merged with and into BNG. Prior to that time, Mr. Stelling worked in various management capacities in banking in the Atlanta region, having begun his career in the industry in 1974. Mr. Stelling holds a bachelor’s degree from the University of Georgia and is a graduate of Louisiana State University School of Banking of the South. He serves as a member of the Board of Regents of the University System of Georgia. Mr. Stelling also serves as a trustee or director on several civic and non-profit organizations, including the Georgia Chamber of Commerce and the Dean’s Advisory Council of the University of Georgia Terry College of Business. Mr. Stelling’s extensive banking and leadership experience, along with his in-depth knowledge of our corporate strategy and day-to-day operations, provides our Board with an important resource in understanding our markets and industry.

Melvin T. Stith is a Professor of Marketing and until June 2013, was the Dean of the Martin J. Whitman School of Management at Syracuse University. Prior to becoming Dean at Syracuse in 2005, Dr. Stith was the Dean and Jim Moran Professor of Business Administration at Florida State University for thirteen years. He has been a professor of marketing and business since 1977 after having served in the U.S. Army Military Intelligence Command and achieving the rank of Captain. He holds a bachelor’s degree from Norfolk State College and a master’s degree in business administration and a Ph.D. in marketing from Syracuse University. Dr. Stith currently serves on the board of Flowers Foods, Inc., a publicly held baked foods company, and its corporate governance and compensation committees, and the board of Aflac Incorporated, a publicly held, Fortune 500 supplemental insurance company, as well as its governance and audit committee. He has also served on the boards of various private companies and is a current or past director of Beta Gamma Sigma, the national honorary society for business schools, the Jim Moran Foundation and the Graduate Management Admissions Council. Dr. Stith’s leadership skills in consensus-building, risk management and executive management and his financial acumen add an important dimension to our Board’s composition.

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PROPOSALS TO BE VOTED ON

Barry L. Storey is a Founding Partner of Hull Storey Gibson Companies, LLC, an Augusta, Georgia based retail acquisition and development real estate company founded in 1992 and owning and operating over 13 million square feet of retail strip centers and enclosed mall properties in the Southeast. Prior to that time, Mr. Storey worked as a project manager in the Mall Development Division for CBL & Associates Properties, Inc. and as a real estate leasing manager for NTS Development Corporation. He has extensive real estate expertise and experience in many of the markets in which we serve. Mr. Storey holds a bachelor’s degree from the University of Georgia and serves on numerous civic and professional boards of directors, as well as on the advisory board of AFB&T, one of our banking divisions. His extensive experience in real estate acquisition, development and management and his background in the markets in which we serve provides our Board with significant insight, particularly as we continue to refine and execute our growth and expense reduction strategies for the future.

Philip W. Tomlinson is the Chairman of the Board and Chief Executive Officer of TSYS, a publicly held global payments processing company. Mr. Tomlinson was elected to his current position with TSYS in January 2006. From 1982 until 2006, Mr. Tomlinson served in various capacities with TSYS, including Chief Executive Officer and President. Since TSYS’ incorporation in December 1982, Mr. Tomlinson has played a key role in almost every major strategy that has shaped TSYS’ development. Mr. Tomlinson is a member of the Financial Services Roundtable and a graduate of Louisiana State University School of Banking of the South. Mr. Tomlinson serves as an advisory director of CB&T and is also a member of the Georgia Economic Development Board and other charitable and civic organizations’ board of directors. As the principal executive officer of a public company, Mr. Tomlinson provides valuable insight and guidance on the issues of corporate governance, strategy and risk management, particularly as to his expertise and understanding of the current trends within the financial services industry and as to his diverse relationships within the financial services community.

The Board of Directors unanimously recommends that you vote “FOR” each of the 14 nominees.

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PROPOSALS TO BE VOTED ON

Proposal 2	Approval of Advisory Vote on the Compensation of our Named Executive Officers as Determined by the Compensation Committee

Synovus believes that our compensation policies and procedures for our named executive officers are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. Synovus also believes that both we and our shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a “Say on Pay” proposal, gives you, as a shareholder, the opportunity to endorse or not endorse the compensation for our named executive officers by voting to approve or not approve, on an advisory basis, such compensation as described in this Proxy Statement.

As discussed under “Executive Compensation — Compensation Discussion and Analysis” beginning on page      of this Proxy Statement,

Synovus’ compensation program for its executive officers is performance-oriented and designed to support our strategic goals. 2013 was a critical year for Synovus and our executive compensation program. We continued to improve our performance and passed a critical milestone with the redemption of our TARP obligations. With the TARP redemption in July, we are now no longer subject to the related restrictions on the structure of our executive compensation program. While our 2013 executive compensation remained significantly impacted by the TARP restrictions, we began the process of returning to a program in line with our pay for performance philosophy.

2013 Compensation

The compensation of executives in 2013 reflects Synovus’ performance and the requirements of the TARP program during the TARP period, as well as the beginning of our transition to a program more in line with our pay for performance philosophy. For example:

Base Salaries

•	The Chief Executive Officer and other named executive officers received a 2.75% cash base salary increase, consistent with the base salary increases for other team members.

•

Consistent with the actions taken by many of our peers and other banks subject to TARP, Synovus continued to grant salary stock units for 2013 to the Chief Executive Officer and other named executive officers. We introduced salary stock units in 2012 because of our return to profitability and because the total compensation paid to our named executive officers was below market. Even with the addition of salary stock units, the total compensation of our named executive officers remains below market.

Short-Term Incentives

•	For the seventh year in a row, we paid no cash bonuses to any of our executive officers, including our named executive officers.

Long-Term Incentives

•

During the TARP period, Synovus granted restricted stock units to our executive officers with both a performance component and a service component. In order for the awards to vest, the restricted stock units require that the executive officer must complete three years of service and that Synovus must have two consecutive quarters of profitability and repay its obligations under the Capital Purchase Program implemented as part of TARP.

•	After redeeming our TARP obligations, Synovus granted market restricted stock units to our executive officers as the beginning of our transition to a new executive compensation program. We granted market restricted stock units because our executives’ long-term incentive compensation amounts were below market, primarily due to TARP restrictions. In addition, we experienced a significant increase in total shareholder return following our redemption of our TARP obligations and we wanted to provide our executives with additional incentives to continue increases in total shareholder return. The market restricted stock units have a service-based vesting component, which requires that the executive officer complete three years of service, with the units vesting 1/3 each year over the three-year period. In addition, the market restricted stock units feature performance criteria such that the number of market restricted stock units which vest each year can be adjusted upward or downward 25% based upon Synovus’ total shareholder return during that year.

•

Because of our stock ownership guidelines and “hold until retirement” requirements, executive officers hold a significant amount of Synovus Common Stock, further aligning their interests with shareholders’ interests.

We believe that the compensation delivered to each named executive officer in 2013 was fair and reasonable. Although compensation increased in 2013 as we began the transition to our new post-TARP program, our executive compensation remains below market.

The Board of Directors unanimously recommends that you vote “FOR” the advisory vote on the compensation of the named executive officers as determined by the Compensation Committee, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

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PROPOSALS TO BE VOTED ON

Proposal 3	Advisory Vote on Frequency of Approval of Compensation of our Named Executive Officers as Determined by the Compensation Committee

In addition to the advisory approval of our executive compensation program, we are also seeking a non-binding determination from our shareholders as to the frequency with which shareholders would have an opportunity to provide an advisory approval of our executive compensation program. We are providing shareholders the option of selecting a frequency of one, two or three years, or abstaining. For the reasons described below, we recommend that our shareholders select a frequency of one year, or an annual vote.

As described in Proposal 2 above, our shareholders are being provided the opportunity to cast an advisory vote on Synovus’ executive compensation program. The advisory vote on executive compensation described in Proposal 2 above is referred to as a “say-on-pay vote.”

This Proposal 3 affords shareholders the opportunity to cast an advisory vote on how often Synovus should include a say-on-pay vote in its proxy materials for future annual shareholders meetings (or any special shareholders meeting for which Synovus must include executive compensation information in the proxy statement for that meeting). Under this Proposal 3, shareholders may vote to have the say-on-pay vote every year, every two years or every three years.

We provided our shareholders with the opportunity to cast a say-on-pay vote every year from 2009 through 2013. An annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. An annual vote better corresponds with the presentation of compensation information in this Proxy Statement. We, therefore, request that our shareholders select “EVERY YEAR” when voting on the frequency of advisory votes on executive compensation.

We have included this proposal in our Proxy Statement pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934. The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. The Compensation Committee (which administers the Company’s executive compensation program) values the opinions expressed by shareholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation. However, because this vote is advisory and not binding on our Board or Synovus in any way, the Board may decide that it is in the best interests of our shareholders and Synovus to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

The Board of Directors unanimously recommends that you vote “EVERY YEAR” to hold an advisory vote on executive compensation (as opposed to every two years or every three years).

Proposal 4	Approval of Amendment to Synovus’ Amended and Restated Articles of Incorporation to Increase the Number of Shares of Synovus’ Common Stock We Are Authorized to Issue

Background

Synovus’ Amended and Restated Articles of Incorporation, or the Articles, currently authorize 1,200,000,000 shares of Common Stock. As of February 13, 2014, 972,411,548 shares of Common Stock were issued and outstanding, 81,840,038 shares of Common Stock were subject to awards, or reserved for future awards, under Synovus’ stock compensation plans, and 15,510,737 shares of Common Stock were reserved for issuance in connection with the conversion of outstanding warrants issued in December 2008 to the United States Department of the Treasury as part of its $968 million investment in our preferred stock. Accordingly, we have only 130,237,677 shares of Common Stock available for future issuance.

Proposed Amendment

On February 19, 2014, the Board of Directors unanimously approved, subject to shareholder approval, an amendment to Article 4 of the Articles to increase the number of authorized shares of Common Stock, $1.00 par value, from 1,200,000,000 to 2,400,000,000 shares (or from 171,428,571 shares to 342,857,142 shares if Proposal 5 is approved and the Reverse Stock Split is implemented) (the “Amendment”). The form of the Articles of Amendment to effect the increase in the number of authorized shares of our Common Stock is set forth in Appendix B to this Proxy Statement.

If the Amendment is approved, it will become effective upon the filing of an amendment to the Articles with the Secretary of State of the State of Georgia, which Synovus expects to occur following shareholder approval of the proposal described herein. If the proposal is not approved by our shareholders, no amendment with respect to an increase in the number of authorized shares of Common Stock will be filed with the Secretary of State of the State of Georgia and the proposal will not be implemented.

We are not proposing to increase the number of shares of preferred stock. We have designated 2,500 shares as Series B Participating Cumulative Preferred Stock, none of which shares are issued and outstanding, and 5,200,000 shares of preferred stock as Series C, all of which were issued in a public offering in July 2013. We believe that the over 94,000,000 shares of remaining preferred stock will be adequate for the foreseeable future.

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PROPOSALS TO BE VOTED ON

Purpose and Effect of the Amendment

The principal purpose of the Amendment is to provide us with additional financial flexibility to issue Common Stock for purposes which may be identified in the future, including, without limitation, making acquisitions through the use of Common Stock, distributing Common Stock to shareholders pursuant to stock splits and/or stock dividends, adopting additional equity incentive plans or reserving additional shares for issuance under such plans, raising additional equity capital, and effecting other general corporate purposes. As of the date of the filing of this Proxy Statement, with the exception of shares reserved for issuance under Synovus’ stock compensation plans and conversion of outstanding warrants, Synovus has no existing plans, arrangements or understandings to issue shares of Common Stock that will be available if shareholders approve this Amendment and it becomes effective. The availability of additional shares of Common Stock is particularly important if the Board of Directors needs to undertake any of the foregoing actions on an expedited basis. An increase in the number of authorized shares of Common Stock would enable the Board of Directors to avoid the time (and expense) of seeking shareholder approval in connection with any such contemplated action and would enhance our ability to respond promptly to opportunities for acquisitions, mergers, stock splits or additional financings.

If the Amendment is approved by the shareholders, upon the effective date of the Amendment, Synovus would have approximately 1,330,237,677 shares of Common Stock (or 190,033,954 shares if Proposal 5 is approved and the Reverse Stock Split is implemented) available for future issuance after taking into account the number of shares currently outstanding and reserved for other purposes. If the Amendment is not approved by our shareholders, the number of authorized shares of Common Stock will remain at 1,200,000,000 (or 171,428,571 shares if Proposal 5 is approved and the Reverse Stock Split is implemented) and Synovus would only have approximately 130,237,677 shares of Common Stock (or 18,605,382 shares if Proposal 5 is approved and the Reverse Stock Split is implemented) available for future issuance, after taking into account the shares currently outstanding and reserved for other purposes.

If the Amendment is approved by our shareholders, the Board of Directors does not intend to solicit further shareholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law or the rules of any stock exchange upon which our securities may be listed.

The Board of Directors believes that the Amendment is in the best interests of Synovus and our shareholders and is consistent with sound corporate governance principles.

Dilution

Adoption of the Amendment and the issuance of any Common Stock would have no effect on the rights of the holders of currently outstanding Common Stock. The additional shares of Common Stock to be authorized by adoption of the Amendment would have rights identical to the currently outstanding Common Stock.

Under the Articles, our shareholders do not have preemptive rights to subscribe to additional securities which may be issued by Synovus, which means that current shareholders do not have a prior right to purchase any new issue of capital stock of Synovus in order to maintain their proportional ownership of such shares. In addition, to the extent that additional shares are actually issued, any such issuance would have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock.

Anti-Takeover Effects

The proposed Amendment to increase the number of authorized shares of Common Stock could, under certain circumstances, have an anti-takeover effect, although this is not the intent of our Board of Directors. The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of Synovus without further action by the shareholders. This proposal is not being submitted as a result of or in response to any threatened takeover or attempt to obtain control of Synovus by means of a business combination, tender offer, solicitation in opposition to management or otherwise by any person, and the Board of Directors has no knowledge of any current effort to obtain control of Synovus or to accumulate large amounts of shares of Common Stock. The Board of Directors represents that it will not, without prior shareholder approval, issue Common Stock for any defensive or anti-takeover purpose or for the purpose of implementing any shareholder rights plan (other than a “tax preservation” shareholder rights plan to protect the use of Synovus’ net operating losses).

Potential Impact If Amendment is Not Adopted

If the Amendment is not adopted by our shareholders and we are unable to increase our number of authorized shares of Common Stock, we will only have approximately 130,237,677 million shares of Common Stock (or 18,605,382 shares if Proposal 5 is approved and the Reverse Stock Split is implemented) available for future issuance, after taking into account the shares currently outstanding and reserved for other purposes. This limited number of available shares could restrict our ability to make acquisitions through the use of Common Stock, or securities convertible into Common Stock or to raise capital, including taking advantage of financing techniques that receive favorable treatment from regulatory agencies and credit rating agencies, if we determine that additional capital is in the best interests of Synovus and our shareholders. Without sufficient shares of Common Stock to issue in financing transactions and acquisitions with little or no delay, we may be unable to take full advantage of changing market conditions that will best position Synovus for future growth.

The Board of Directors unanimously recommends that you vote “FOR” the approval of the amendment to Synovus’ Amended and Restated Articles of Incorporation to increase the number of shares of Synovus’ Common Stock we are authorized to issue.

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PROPOSALS TO BE VOTED ON

Proposal 5	Approval of Amendment to Synovus’ Amended and Restated Articles of Incorporation to Effect a 1-for-7 Reverse Stock Split of Synovus’ Common Stock

General

Synovus’ Board of Directors has approved an amendment to the Articles to effect a Reverse Stock Split, subject to approval of the amendment by shareholders, and is hereby soliciting shareholder approval for the amendment. If approved by Synovus’ shareholders, the Reverse Stock Split would permit (but not require) the Board of Directors to effect a reverse stock split of the Common Stock at any time prior to December 31, 2014, by a 1-for-7 ratio. As a result of the Reverse Stock Split, each 7 shares of Common Stock will be combined into one share of Common Stock, and the number of shares of Common Stock issued and outstanding will therefore be reduced.

Concurrently with the Reverse Stock Split, Synovus would also file an amendment to the Articles to proportionately reduce the number of authorized shares of Common Stock from 2,400,000,000 shares to 342,857,142 shares if Proposal 4 is also approved, or from 1,200,000,000 shares to 171,428,571 shares if Proposal 4 is not also approved. The form of the Articles of Amendment to effect the Reverse Stock Split and the related proportional decrease in the number of authorized shares of our Common Stock is set forth in Appendix C to this Proxy Statement. If for any reason the Board of Directors determines not to implement the Reverse Stock Split, it would also not implement the amendment to the Articles to reduce proportionately the number of authorized shares of Common Stock.

To avoid the existence of fractional shares of our Common Stock, shareholders of record who would otherwise hold fractional shares of our Common Stock as a result of the Reverse Stock Split will be entitled to receive a cash payment (without interest and subject to applicable withholding taxes) in lieu of such fractional shares from Synovus’ transfer agent. The total amount of cash that will be paid to holders of fractional shares following the Reverse Stock Split will be an amount equal to the net proceeds attributable to the sale of such fractional shares following the aggregation and sale by our transfer agent of all fractional interests otherwise issuable. Holders of fractional interests as a result of the Reverse Stock Split will be paid such proceeds on a pro rata basis, according to the fractional interests that they owned.

The Reverse Stock Split, if approved by Synovus’ shareholders and formally declared by our Board, would become effective upon the filing of Articles of Amendment to the Articles with the Secretary of State of the State of Georgia. The exact timing of the filing of the Articles of Amendment that will effect the Reverse Stock Split will be determined by the Board of Directors based on its evaluation as to when such action will be the most advantageous to Synovus and the shareholders.

The following table summarizes the shares of Common Stock outstanding and reserved for general issuance upon the exercise of all outstanding warrants and options, the vesting of restricted stock and restricted stock units and the issuance of shares under our deferred compensation plan. The table then shows all such shares as adjusted for the approval of the Reverse Stock Split under this Proposal 5.

Common Stock — Shares	February 13, 2014	If Proposal 4 Approved	If Proposals 4 and 5 Approved
Total Authorized	1,200,000,000	2,400,000,000	342,857,142
Outstanding	972,411,548	972,411,548	138,915,935
Generally reserved for issuance	97,350,775	97,350,775	13,907,253
Treasury shares	5,693,452	5,693,452	813,350
Available for future issuance	130,237,677	1,330,237,677	190,033,954
Shares available for issuance as a percentage of potential shares outstanding	11%	55%	55%

Purpose of Reverse Stock Split

The Board of Directors is submitting the Reverse Stock Split to shareholders for approval with the primary intent of increasing the market price of the Common Stock to trade at approximately 7 times the price per share at which it trades prior to the effectiveness of the Reverse Stock Split. We believe that the anticipated increase in the market price per share resulting from the Reverse Stock Split will help make our Common Stock more attractive to a broader range of investors for the following reasons:

•

Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Furthermore, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.

•	Because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

•

Certain broker-dealers have established a minimum price for the shares of stock that may be used as collateral for securities transactions, including margin. The expected increase in the per-share price of our Common Stock should alleviate some of these issues.

For these reasons, we believe that the Reverse Stock Split may make the Common Stock a more attractive investment for certain investors, which we in turn believe may enhance the liquidity of the holders of the Common Stock.

Although the Reverse Stock Split is being proposed for the purpose of increasing the market price of Synovus’ Common Stock, we cannot assure you that such price increase can be achieved or maintained. A number of factors will influence the future trading price of the Common

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PROPOSALS TO BE VOTED ON

Stock, many of which are not within Synovus’ control. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, including that the market price of the Common Stock will increase following the Reverse Stock Split (either at all or in proportion to the reduction in the number of shares of Common Stock outstanding before the Reverse Stock Split), or that the market price of the Common Stock will not decrease in the future. Accordingly, the total market capitalization of the Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Beneficial Holders of Common Stock

Upon the implementation of the Reverse Stock Split, we intend to treat shares of Common Stock held by shareholders through a bank, broker, custodian or other nominee in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered shareholders for processing the Reverse Stock Split. Shareholders who hold shares of Common Stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock

Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with our transfer agent. These shareholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. Shareholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive shares of post-Reverse Stock Split Common Stock.

Holders of Certificated Shares

Shareholders holding shares of Common Stock in certificated form will be sent a transmittal letter by the transfer agent after the Reverse Stock Split is consummated. The letter of transmittal will contain instructions on how a shareholder should surrender his, her or its certificate(s) representing shares of Common Stock (the “Old Shares”) to the transfer agent in exchange for a book-entry with Synovus’ transfer agent representing the appropriate number of shares of post-Reverse Stock Split Common Stock (the “New Shares”). No New Shares will be issued to a shareholder until such shareholder has surrendered all Old Shares, together with a properly completed and executed letter of transmittal, to the transfer agent. No shareholder will be required to pay a transfer or other fee to exchange Old Shares. Shareholders will then receive confirmation from the transfer agent that a book-entry has been made for the New Shares, representing the number of shares of Common Stock to which such shareholder is entitled as a result of the Reverse Stock Split. Until surrendered, we will deem outstanding Old Shares held by shareholders to be cancelled and only to represent the number of shares of post-Reverse Stock Split Common Stock to which these shareholders are entitled. Any Old Shares submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Shares. If Old Shares contain a restrictive legend on the back, the New Shares will be restricted in the same manner. Upon request to the transfer agent, shareholders may elect for the transfer agent to deliver physical stock certificates representing the New Shares in lieu of the book-entry described above.

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We do not intend to issue fractional shares of the Common Stock in connection with the Reverse Stock Split. Instead, shareholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will receive a cash payment in lieu of any fractional interests as a result of the Reverse Stock Split. The total amount of cash that will be paid to holders of fractional shares following the Reverse Stock Split will be an amount equal to the net proceeds attributable to the sale of such fractional shares following the aggregation and sale by our transfer agent of all fractional interests otherwise issuable. Specifically, the transfer agent will act on account of the holders of those entitled to receive fractional shares and will accumulate such fractional shares, sell the shares, and distribute the cash proceeds directly to the shareholders entitled to receive the fractional shares.

Accounting Matters

The proposed amendments to the Articles will not affect the par value of the Common Stock per share, which will each continue to have $1.00 par value per share. As a result, the total stated capital attributable to Common Stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Stock Split. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of the Common Stock.

This summary addresses the tax consequences only to a beneficial owner of the Common Stock. This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (1) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (2) persons that hold the Common Stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (3) persons that do not hold the Common Stock as “capital assets” (generally, property held for investment).

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

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PROPOSALS TO BE VOTED ON

CIRCULAR 230 NOTICE

ANY FEDERAL TAX ADVICE CONTAINED IN THIS MEMORANDUM, ANY SUPPLEMENTS THERETO, OR IN ANY ATTACHMENTS TO SUCH MEMORANDUM OR SUPPLEMENTS IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTY THAT MAY BE IMPOSED UNDER THE CODE. PLEASE BE ADVISED THAT THIS ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN BY THE WRITTEN ADVICE, AND THE TAXPAYER SHOULD SEEK ADVICE FROM AN INDEPENDENT TAX ADVISOR BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of the Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold the Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

Tax Consequences of the Reverse Stock Split Generally

It is expected that the Reverse Stock Split will be treated as a recapitalization for U.S. federal income tax purposes. Accordingly, except as provided in the following paragraph, (i) no gain or loss is expected to be recognized upon the Reverse Stock Split, (ii) the aggregate tax basis in the Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis in the Common Stock surrendered, and (iii) the holding period for the Common Stock received should include the holding period for the Common Stock surrendered.

Cash received by a beneficial owner of Common Stock in lieu of fractional shares generally will be treated as if the beneficial owner received the fractional shares in the Reverse Stock Split and then received the cash in redemption of the fractional shares. The beneficial owner generally should recognize capital gain or loss equal to the difference between the amount of the cash received in lieu of fractional shares and the portion of the beneficial owner’s tax basis allocable to the fractional shares.

Dissenters’ Rights

Under Georgia law, shareholders are not entitled to dissenters’ rights with respect to the Reverse Stock Split.

Effect of Proposal

If the Reverse Stock Split proposal is approved, there will be no impact on shareholders until Synovus’ Board of Directors determines to implement the Reverse Stock Split. The Reverse Stock Split, once implemented, would affect all of Synovus’ shareholders and would not affect any shareholder’s percentage ownership interests or proportionate voting power, except as described below under

“Fractional Shares.” The principal effects of the Reverse Stock Split would be that:

•	7 shares of Common Stock would be reclassified and combined into 1 share of Common Stock;

•

the total number of authorized shares of Common Stock would be decreased from 1,200,000,000 to 171,428,571 if Proposal 5 is not approved, or from 2,400,000,000 to 342,857,142 if Proposal 5 is also approved;

•	the total number of outstanding shares of Common Stock would be decreased based on the 1-for-7 Reverse Stock Split ratio;

•

based on the 1-for-7 Reverse Stock Split ratio, the per share exercise price of all outstanding option and other stock awards would be increased proportionately and the number of shares of Common Stock issuable upon the exercise of all such awards and the number of vested and unvested shares subject to outstanding option and other stock awards would be reduced proportionately; and

•

based on the 1-for-7 Reverse Stock Split ratio, the conversion price of all other outstanding securities that are exercisable or exchangeable for or convertible into shares of Common Stock would be increased proportionately and the number of shares of Common Stock issuable upon such exercise, exchange or conversion would be reduced proportionately.

Although the number of outstanding shares of Common Stock would decrease following the proposed Reverse Stock Split, we do not intend for the Reverse Stock Split to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

The Reverse Stock Split would not affect the par value, or any of the terms, of the Common Stock. After the Reverse Stock Split, all shares of Common Stock would have the same voting rights, and rights to dividends and other distributions (if any) by Synovus. At the effective time of the Reverse Stock Split, all shares of Common Stock other than fractional shares (the treatment of which is described below under “Fractional Shares”) would be reclassified and combined, automatically and without further action on the shareholders’ part, into the number of shares determined according to the 1-for-7 Reverse Stock Split ratio.

After the Reverse Stock Split is consummated, the Common Stock will have new Committee on Uniform Securities Identification Procedures (“CUSIP”) numbers, which is a number used to identify equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.

After the Reverse Stock Split is consummated, we will continue to be subject to the periodic reporting and other requirements of the Exchange Act. Bid and ask prices for the Common Stock will continue to be quoted on the NYSE under the symbol “SNV.”

If this proposal is adopted, the Articles would be amended as set forth in Appendix D. Although Synovus intends to file the amendment with the Secretary of State of Georgia as promptly as possible after the amendment is approved by shareholders, the Board reserves the right to delay or abandon the amendment at its discretion.

The Board of Directors unanimously recommends that you vote “FOR” the approval of the amendment to Synovus’ Amended and Restated Articles of Incorporation to effect a 1-for-7 reverse stock split of Synovus’ Common Stock.

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PROPOSALS TO BE VOTED ON

Proposal 6	Ratification of Amendment to the 2010 Synovus Tax Benefits Preservation Plan to Extend the Plan

On April 26, 2010, our Board adopted a Shareholder Rights Plan (as amended as of September 6, 2011, the “Plan”) between the Company and American Stock Transfer & Trust Company, LLC (as successor to Mellon Investor Services LLC), as Rights Agent. The purpose of the Plan is to protect Synovus’ ability to use certain tax assets, such as net operating loss carryforwards, capital loss carryforwards and certain built-in losses (collectively, the “Tax Benefits”), to offset future income. Under the original terms of the Plan, the Rights (as defined below) were scheduled to expire on April 27, 2013. After careful consideration and based on advice of external legal counsel and tax advisors, our Board concluded that it was in the best interests of Synovus and our shareholders to extend the Plan and, on April 24, 2013, the Board approved an amendment to the Plan (the “Plan Amendment”) to (1) extend the final expiration date from April 27, 2013 to April 28, 2016 and (2) update certain contact information under the Notices section of the Plan. Except for the foregoing changes, the Plan Amendment resulted in no further changes to the Plan.

This proposal asks our shareholders to ratify the Plan Amendment.

Background and Reasons for the Proposal

The Plan was adopted to protect Synovus’ tax assets. Through December 31, 2013, Synovus has Tax Benefits that could offset approximately $1.3 billion of future federal taxable income and approximately $1.7 billion of future state taxable income. The future federal Tax Benefits expire between 2028 and 2033, and the future state Tax Benefits expire between 2014 and 2033. We can utilize the Tax Benefits in certain circumstances to offset taxable income and reduce our federal income tax liability. Synovus’ ability to use these Tax Benefits in the future may be significantly limited if we experience an “ownership change” as defined by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). As further described below, the Plan is designed to prevent certain acquisitions of Synovus stock which could adversely affect Synovus’ ability to use these Tax Benefits.

An ownership change under Section 382 generally occurs when a change in the aggregate percentage ownership of the stock of the corporation held by “five percent shareholders” increases by more than fifty percentage points over a rolling three year period. A corporation experiencing an ownership change generally is subject to an annual limitation on its utilization of pre-change losses and certain post-change recognized built-in losses equal to the value of the stock of the corporation immediately before the “ownership change,” multiplied by the long-term tax-exempt rate (subject to certain adjustments). An ownership change could occur, or the risk of an ownership change could be increased, if Synovus issues additional shares of its Common Stock, including shares issued in connection with an acquisition or business combination. If an ownership change under Section 382 occurred, the value of Synovus’ Tax Benefits could be impaired, and our ability to use these Tax Benefits could be adversely affected.

Transactions in Synovus stock during 2009 and 2010 increased the risk that Synovus could experience an ownership change in the future, including as a result of transactions that are not within Synovus’ control. Based upon these considerations, and advice of external counsel and legal advisors, our Board adopted the Plan in 2010 to reduce the likelihood that future transactions in our stock over a rolling three-year period will result in an ownership change.

During 2012 and early 2013, Synovus held extensive discussions regarding capital planning, including discussions regarding the amount of additional capital that might be required to permit Synovus to redeem its obligations under TARP and the potential impact of such actions on its Tax Benefits. Even though the rolling three-year period for the 2009 and 2010 stock issues had passed, Synovus still faced the risk that an ownership change could occur in the future if Synovus issued additional shares of Common Stock, including any shares issued in connection with the redemption of its TARP obligations and any shares issued in connection with any future acquisitions or business combinations. In light of these capital planning discussions, after considering the substantial size of the Tax Benefits as of March 31, 2013, and with the advice of external legal counsel and tax advisors, our Board concluded that it was in the best interests of Synovus and our shareholders to adopt the Plan Amendment.

In general terms, the Plan discourages (1) any person or group from becoming a beneficial owner of 5% or more of Synovus’ then outstanding Common Stock (a “5% Shareholder”) and (2) any existing 5% or greater shareholder from acquiring additional shares of Synovus’ stock. There is no guarantee, however, that the Plan will prevent Synovus from experiencing an ownership change.

Unlike traditional shareholder rights plans (so-called poison pills) which are designed and put in place to deter unsolicited takeovers bids, the Plan was not adopted as an anti-takeover measure. The Plan is designed solely to protect Synovus’ Tax Benefits by deterring actions that could increase the likelihood of a loss of Tax Benefits. The Plan differs in certain key respects from a traditional shareholder tax benefits preservation plan, including that the Plan does not apply to acquisitions of a majority of Synovus’ Common Stock made in connection with an offer to acquire 100% of Synovus’ Common Stock, and the Plan (as amended by the Plan Amendment) will expire in April 2016 whereas traditional shareholder rights plans generally last for 10 years.

Description of the Plan

The following description of the Plan (as amended by the Plan Amendment) is qualified in its entirety by reference to the text of the Plan, which has been filed with the SEC and is available on the SEC’s web site (http://www.sec.gov). Please read the Plan in its entirety as the discussion below is only a summary.

The Rights. In connection with the adoption of the Plan on April 26, 2010, Synovus’ Board of Directors declared a dividend of one preferred stock purchase right (a “Right”) for each share of Common Stock outstanding of Synovus as of the close of business on April 29, 2010 (the “Tax Benefits Preservation Plan Record Date”). A Right will also be received with respect to each share of Common Stock issued after the Tax Benefits Preservation Plan Record Date. Each Right initially represents the right to purchase, for $12.00 (the “Purchase Price”), one one-millionth of a share of Series B Participating Cumulative Preferred Stock, no par value share (the “Series B Preferred Stock”). Any Rights held by an Acquiring Person (as defined below) are void and may not be exercised. The Board may exempt any person or group from being deemed an Acquiring Person if it determines, in its sole discretion, that such person’s or group’s attainment of 5% Shareholder status has not jeopardized or endangered Synovus’ utilization of the Tax Benefits.

Exercisability. The Rights are not exercisable until the earlier to occur of (1) the 10th business day after public announcement that any person or group has become an Acquiring Person; and (2) the 10th business day after the date of the commencement of a tender or exchange offer by any person which would or could, if consummated, result in such

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PROPOSALS TO BE VOTED ON

person becoming an Acquiring Person, subject to extension by the Board prior to the expiration of the tender or exchange offer. The date that the Rights become exercisable is referred to as the “Distribution Date.” After any person has become an Acquiring Person, each Right (other than Rights treated as beneficially owned under certain U.S. tax rules by the Acquiring Person) will generally entitle the holder to purchase for the Purchase Price a number of shares of Series B Preferred Stock having a market value of twice the Purchase Price.

An “Acquiring Person” means generally any person or group that either becomes a beneficial owner of 5% or more of Synovus’ Common Stock then outstanding or a “5% shareholder” under the applicable U.S. tax regulations, other than: (1) the U.S. Government, its instrumentalities or agencies and certain of its wholly-owned entities; (2) Synovus and certain of its affiliates; (3) certain existing 5% Shareholders so long as such shareholder does not increase its percentage stock ownership of Synovus, except under certain limited circumstances; (4) any person or group that has become a 5% shareholder as a result of a redemption by Synovus so long as such person or group does not increase its percentage stock ownership of Synovus, except under certain limited circumstances; (5) no person or group that Synovus’ Board determines, in its sole discretion, has inadvertently become a 5% Shareholder so long as such person promptly divests (without exercising or retaining any power, including voting, with respect to such securities), sufficient shares of Synovus so that such person is no longer a 5% Shareholder; (6) any person or group that has become a 5% Shareholder if Synovus’ Board determines, in its sole discretion, that the attainment of such status has not jeopardized or endangered, and likely will not jeopardize or endanger, Synovus’ utilization of the Tax Benefits so long as such person or group does not increase its percentage stock ownership of Synovus, except under certain limited circumstances; (7) any person or group that acquires at least a majority of Synovus’ Common Stock in connection with an offer to acquire 100% of Synovus’ Common Stock then; and (8) any Strategic Investor (as defined in the Tax Benefits Preservation Plan) so long as the applicable Strategic Investor does not increase its percentage stock of Synovus’ Common Stock.

Exchange. At any time on or after the date on which a public announcement is made that any person becomes an Acquiring Person, the Board may elect to exchange all or part of the Rights (other than

Rights beneficially owned by the Acquiring Person and certain affiliated persons and their transferees) for one one-millionth of a share of Series B Preferred Stock (or one share of Common Stock) per Right, subject to adjustment.

Redemption. The Board may, at its option, redeem all, but not fewer than all, of the then outstanding Rights at a redemption price of $0.000001 per Right (the “Redemption Price”) at any time prior to a Distribution Date. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price for each Right so held.

Expiration. The Rights will expire on April 28, 2016, unless earlier exchanged or redeemed. While the timeframe for exhaustion of Synovus’ net operating losses will depend on Synovus’ actual taxable income for future periods, Synovus management estimates that the Rights will expire prior to the date on which Synovus would be able to utilize all of its existing Tax Benefits under current tax regulations.

Voting; Shareholder Rights. Holders of Rights have no rights as a shareholder of Synovus, including the right to vote or to receive dividends.

Antidilution Provisions. The Plan includes antidilution provisions designed to maintain the effectiveness of the Rights.

Amendments. At any time prior to a Distribution Date, the Plan may be amended in any respect unilaterally by Synovus. At any time after the occurrence of a Distribution Date, the Plan may be amended unilaterally by Synovus in any respect that does not adversely affect Rights holders (other than any Acquiring Person), (b) cause the Plan again to become amendable other than in accordance with this sentence or (c) cause the Rights again to become redeemable.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the amendment to the 2010 Tax Benefits Preservation Plan to extend the Plan.

Proposal 7	Ratification of Appointment of the Independent Auditor

The Audit Committee has appointed the firm of KPMG LLP as the independent auditor to audit the consolidated financial statements of Synovus and its subsidiaries for the fiscal year ending December 31, 2014 and Synovus’ internal control over financial reporting as of December 31, 2014. Although shareholder ratification of the appointment of Synovus’ independent auditor is not required by our bylaws or otherwise, we are submitting the selection of KPMG to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for Synovus.

KPMG served as Synovus’ independent auditor for the fiscal year ended December 31, 2013. Representatives of KPMG will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting.

The Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of KPMG LLP as the independent auditor.

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EXECUTIVE OFFICERS

The following table sets forth the name, age and position with Synovus of each executive officer of Synovus.

Name	Age	Position with Synovus
Kessel D. Stelling(1)	57	Chairman of the Board, Chief Executive Officer and President
Roy Dallis Copeland, Jr.(2)	45	Executive Vice President and Chief Banking Officer
Allen J. Gula, Jr.(3)	59	Executive Vice President and Chief Operations Officer
Mark G. Holladay(4)	58	Executive Vice President and Chief Risk Officer
Kevin J. Howard(5)	49	Executive Vice President and Chief Credit Officer
Allan E. Kamensky(6)	52	Executive Vice President, General Counsel and Secretary
Liliana C. McDaniel(7)	49	Chief Accounting Officer
Thomas J. Prescott(8)	59	Executive Vice President and Chief Financial Officer
J. Barton Singleton(9)	50	Executive Vice President and President, Financial Management Services

(1)	As Mr. Stelling is a director of Synovus, relevant information pertaining to his positions with Synovus is set forth under the caption “Nominees for Election as Director” beginning on page of this Proxy Statement.

(2)	Roy Dallis Copeland, Jr. was elected as Executive Vice President in January 2010 and Chief Banking Officer in January 2011. Prior to that time and since September 2008, he served as Senior Vice President and Chief Commercial Officer of Synovus and before that, Mr. Copeland served as President and Chief Executive Officer of Citizens First Bank, one of our banking divisions. Mr. Copeland also has led various banking departments in retail and commercial banking at CB&T, where he began his career in 1992.

(3)	Allen J. Gula, Jr. was elected Executive Vice President and Chief Operations Officer of Synovus in July 2011. Prior to joining Synovus and since 2003, Mr. Gula was an independent consultant and investor, consulting with private equity and venture capital firms on potential acquisitions and investments and serving on various corporate boards. From 2006 to 2007, he also served as the Executive Vice President, Business and Technology Operations at Greater Bay Bancorp, a public bank holding company acquired by Wells Fargo, and from 1999 to 2006, he served in various capacities at Franklin Resources, Inc., an investment management organization, including as the Advisor to the Chief Executive Officer, Co-President and the Chief Information Officer. Mr. Gula began his financial services career with KeyCorp and held various leadership positions during his 17 years there, including Executive Vice President and Chairman and Chief Executive Officer of Key Services Corporation.

(4)	Mark G. Holladay was elected Executive Vice President and Chief Risk Officer of Synovus in October 2008. From 2000 to 2008, Mr. Holladay served as Executive Vice President and Chief Credit Officer of Synovus. From 1974 until 2000, Mr. Holladay served in various capacities with CB&T, including Executive Vice President.

(5)	Kevin J. Howard was elected as Executive Vice President in March 2010 and Chief Credit Officer in September 2008. Mr. Howard served as Senior Vice President and Credit Manager of Synovus from 2004 until September 2008 and as Senior Vice President of commercial real estate, correspondent and affiliate lending from 2000 until 2004. Mr. Howard joined CB&T as Vice President in 1993.

(6)	Allan E. Kamensky was elected as Executive Vice President, General Counsel and Secretary in January 2014, effective February 10, 2014. Prior to that time, Mr. Kamensky was a partner in the law firm of Page, Scrantom, Sprouse, Tucker & Ford, P.C.(“PSSTF”) in Columbus, Georgia, where his practice focused on banking, lending and real estate law, commercial transactions, workouts, loan sales, banking litigation, bank regulatory matters and zoning. He practiced law at PSSTF for approximately 16 years.

(7)	Liliana C. McDaniel was elected as Chief Accounting Officer in July 2006. From 2001 until 2006, Ms. McDaniel was the Senior Vice President, Director of Financial Reporting at Synovus. From 1998 to 2001, she served as Synovus’ Vice President, Financial Reporting Manager.

(8)	Thomas J. Prescott was elected Executive Vice President and Chief Financial Officer of Synovus in December 1996. From 1987 until 1996, Mr. Prescott served in various capacities with Synovus, including Executive Vice President and Treasurer.

(9)	J. Barton Singleton was elected as Executive Vice President and President, Synovus Financial Management Services in December 2007. Mr. Singleton joined Synovus in August 2005 and since that time, he has served in various capacities, including Senior Vice President and Manager of the investment banking and institutional brokerage groups. He was named President of Synovus Securities in February 2006. Prior to joining Synovus, Mr. Singleton spent 16 years at SouthTrust Securities.

SYNOVUS FINANCIAL CORP - 2014 Proxy Statement    29

STOCK OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

The following table sets forth ownership of shares of Synovus Common Stock by each director, each director nominee, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group as of December 31, 2013.

Name	Shares of Synovus Common Stock Beneficially Owned with Sole Voting And Investment Power as of 12/31/13	Shares of Synovus Common Stock Beneficially Owned with Shared Voting And Investment Power as of 12/31/13		Shares of Synovus Common Stock Beneficially Owned with Sole Voting and No Investment Power as of 12/31/13	Total Shares of Synovus Common Stock Beneficially Owned as of 12/31/13(1)		Percentage of Outstanding Shares of Synovus Common Stock Beneficially Owned as of 12/31/13
Catherine A. Allen	57,346	—		—	64,263	(2)	*
Tim E. Bentsen	—	—		—	—		—
Stephen T. Butler	47,723	6,403,237	(3)	—	6,457,877		*
Elizabeth W. Camp	127,117	477		—	134,511		*
Roy Dallis Copeland, Jr.	106,248	—		—	355,406		*
T. Michael Goodrich	661,459	—		—	668,376	(4)	*
Allen J. Gula, Jr.	75,333	—		—	333,885		*
V. Nathaniel Hansford	95,918	179,421		—	282,256		*
Mark G. Holladay	160,105	—		—	656,394		*
Mason H. Lampton	216,156	1,395		—	224,468		*
Jerry W. Nix	29,623	—		—	36,540		*
Harris Pastides	12,342	—		—	12,342		*
Thomas J. Prescott	222,652	—		—	946,479		*
Joseph J. Prochaska, Jr.	91,053	—		—	97,970	(5)	*
J. Neal Purcell	260,260	—		—	267,177	(6)	*
Kessel D. Stelling	700,589	—		—	1,313,854	(7)	*
Melvin T. Stith	61,043	142		—	68,102		*
Barry L. Storey	92,782	100,000		—	199,699	(8)	*
Philip W. Tomlinson	120,752	—		—	127,669		*
James D. Yancey	1,085,085	93,500		—	1,330,199		*
Directors and Executive Officers as a Group (24 persons)	4,641,967	6,791,9679		—	14,691,498	(9)	1.5%

None of the foregoing individuals beneficially own shares of Synovus stock with (1) sole voting and no investment power or (2) no voting and sole investment power.

*	Less than one percent of the outstanding shares of Synovus stock.

(1)	The totals shown in the table above for the directors and executive officers of Synovus listed below include the following number of shares of Synovus stock that each individual had the right to acquire within 60 days through the exercise of stock options as of December 31, 2013:

Name	Stock Options
Mark G. Holladay	279,542
Thomas J. Prescott	464,152
Kessel D. Stelling	2,354
James D. Yancey	144,697

In addition, the executive officers other than our executive officers named in the Summary Compensation Table had rights to acquire an aggregate of 253,057 shares of Synovus stock within 60 days through the exercise of stock options. None of the shares of Synovus stock held by these other executive officers were pledged or otherwise held in a margin account.

(2)	In addition, Ms. Allen beneficially owns 1,600 shares of Synovus’ Fixed- to- Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C (“Preferred Stock”).

(3)	Includes 4,862,954 shares held in trust in which Mr. Butler shares a pecuniary interest but as to which Mr. Butler disclaims beneficial ownership.

(4)	In addition, Mr. Goodrich beneficially owns 2,000 shares of Preferred Stock.

(5)	In addition, Mr. Prochaska beneficially owns 1,000 shares of Preferred Stock.

(6)	In addition, Mr. Purcell beneficially owns 8,000 shares of Preferred Stock.

(7)	In addition, Mr. Stelling beneficially owns 2,000 shares of Preferred Stock.

(8)	In addition, Mr. Storey beneficially owns 10,000 shares of Preferred Stock.

(9)	Synovus’ directors and executive officers as a group also beneficially own a total of 24,600 shares of Preferred Stock.

The foregoing table does not include salary stock units that settled in cash on January 15, 2014. For more information, see footnote 1 to the Summary Compensation Table on page on page      of this Proxy Statement.

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PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of Synovus Common Stock held by the only known holders of more than 5% of the outstanding shares of Synovus Common Stock as of December 31, 2013.

Name and Address of Beneficial Owner	Shares of Synovus Stock Beneficially Owned as of 12/31/13		Percentage of Outstanding Shares of Synovus Stock Beneficially Owned as of 12/31/13
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	62,263,608	(1)	6.4%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	53,898,159	(2)	5.5%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvem, Pennsylvania 19355	50,585,279	(3)	5.2%

(1)	This information is based upon information included in a Schedule 13G filed with the SEC on January 30, 2014 by BlackRock, Inc. BlackRock, Inc. reports sole voting power with respect to 58,568,747 shares and sole dispositive power with respect to 62,263,608.

(2)	This information is based upon information included in a Schedule 13G filed with the SEC on February 4, 2014 by State Street Corporation. State Street Corporation reports shared voting power with respect to 53,898,159 shares and shared dispositive power with respect to 53,898,159 shares.

(3)	This information is based upon information included in a Schedule 13G filed with the SEC on February 12, 2014 by The Vanguard Group, Inc. The Vanguard Group, Inc. reports sole voting power with respect to 599,165 shares, sole dispositive power with respect to 50,049,108 shares and shared dispositive power with respect to 536,171 shares. According to the filing, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 536,171 of the reported shares and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 62,994 of the reported shares.

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AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of four directors, each of whom the Board has determined to be an independent director as defined by the listing standards of the NYSE and the categorical standards of independence set by the Board. The duties of the Audit Committee are summarized in this Proxy Statement under “Corporate Governance and Board Matters —Committees of the Board” beginning on page      and are more fully described in the Audit Committee charter adopted by the Board of Directors.

One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight responsibility regarding the integrity of Synovus’ financial statements and systems of internal controls. Management is responsible for Synovus’ accounting and financial reporting processes, the establishment and effectiveness of internal controls and the preparation and integrity of Synovus’ consolidated financial statements. KPMG LLP, Synovus’ independent auditor, is responsible for performing an independent audit of Synovus’ consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing opinions on whether those financial statements are presented fairly in conformity with accounting principles generally accepted in the United States and on the effectiveness of Synovus’ internal control over financial reporting. The Audit Committee is directly responsible for the compensation, appointment and oversight of KPMG LLP. The function of the Audit Committee is not to duplicate the activities of management or the independent auditor, but to monitor and oversee Synovus’ financial reporting process.

In discharging its responsibilities regarding the financial reporting process, the Audit Committee:

•	Reviewed and discussed with management and KPMG LLP Synovus’ audited consolidated financial statements as of and for the year ended December 31, 2013;

•	Discussed with KPMG LLP the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees;

•

Received from KPMG LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP their independence; and

•	Considered whether KPMG LLP’s provision of non-audit services to the Company is compatible with KPMG LLP’s independence and concluded that KPMG LLP is independent from Synovus and its management.

Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

The Audit Committee

J. Neal Purcell, Chair

Elizabeth W. Camp

Jerry W. Nix

Joseph J. Prochaska, Jr.

KPMG LLP Fees and Services

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Synovus’ annual consolidated financial statements for the years ended December 31, 2013 and December 31, 2012 and fees billed for other services rendered by KPMG during those periods.

	2013	2012
Audit Fees(1)	$3,838,855	$3,810,450
Audit Related Fees(2)	234,515	222,882
Tax Fees(3)	299,326	186,062
All Other Fees(4)	235,463	155,628
TOTAL	$4,608,159	$4,375,022

(1)	Audit fees consisted of fees for professional services provided in connection with the audits of Synovus’ consolidated financial statements and internal control over financial reporting, reviews of quarterly financial statements, issuance of comfort letters and other SEC filing matters, and audit or attestation services provided in connection with other statutory or regulatory filings.

(2)	Audit related fees consisted principally of fees for assurance and related services that are reasonably related to the performance of the audit or review of Synovus’ financial statements and are not reported above under the caption “Audit Fees.”

(3)	Tax fees consisted of fees for tax consulting and compliance, tax advice and tax planning services.

(4)	All other fees for 2013 and 2012 consisted principally of fees for professional services related to electronic discovery.

Policy on Audit Committee Pre-Approval

The Audit Committee has the responsibility for appointing, setting the compensation for and overseeing the work of Synovus’ independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor in order to assure that the provision of these services does not impair the independent auditor’s independence. Synovus’ Audit Committee Pre-Approval Policy addresses services included within the four categories of audit and permissible non-audit services, which include Audit Services, Audit Related Services, Tax Services and All Other Services.

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AUDIT COMMITTEE REPORT

The Audit Committee uses a combination of two approaches to pre-approve audit and permitted non-audit services performed by the independent auditor, class pre-approval and specific pre-approval. The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. In addition, the Audit Committee must specifically approve permissible non-audit services classified as All Other Services.

Prior to engagement, management submits to the Committee for approval a detailed list of the Audit Services, Audit Related Services and Tax Services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Each service is allocated to the appropriate category and where specific pre-approval is required, the specific service is accompanied by a budget estimating the cost of that service. The Committee will, if appropriate, approve both the list of Audit Services, Audit Related Services and Tax Services, the

classification of the service and where specific pre-approval is required, the budget for such services.

The Committee is informed at each Committee meeting as to the services actually provided by the independent auditor pursuant to the Pre-Approval Policy. Any proposed service that is not separately listed in the Pre-Approval Policy or any service exceeding the pre-approved fee levels must be specifically pre-approved by the Committee. The Audit Committee has delegated pre-approval authority (on engagements not exceeding $100,000) to the Chairman of the Audit Committee. The Chairman must report any pre-approval decisions made by him to the Committee at its next scheduled meeting.

All of the services described in the table above under the captions “Audit Fees,” “Audit Related Fees,” “Tax Fees” and “All Other Fees” were approved by the Committee pursuant to legal requirements and the Committee’s Charter and Pre-Approval Policy.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

CD&A Overview

The following Compensation Discussion and Analysis, or CD&A, describes our compensation program for our named executive officers, who are listed in the table below:

Name	Title
Kessel D. Stelling	Chairman, Chief Executive Officer and President
Thomas J. Prescott	Executive Vice President and Chief Financial Officer
Allen J. Gula, Jr.	Executive Vice President and Chief Operations Officer
Mark G. Holladay	Executive Vice President and Chief Risk Officer
Roy Dallis Copeland, Jr.	Executive Vice President and Chief Banking Officer

Specifically, the CD&A addresses:

•	how our 2013 performance aligns with our 2013 compensation (set forth in the section entitled “Executive Summary”);

•	each element of compensation and our “mix” of compensation for 2013 (set forth in the section entitled “Elements and Mix of Compensation for Past Fiscal Year”);

•	the objectives of our compensation program (set forth in the section entitled “Compensation Philosophy and Key Considerations”);

•	what our compensation program is designed to reward (also described in the section entitled “Compensation Philosophy and Key Considerations”);

•	the actions taken to comply with the provisions of TARP during the TARP period (see the section entitled “Impact of TARP Compensation Restrictions”);

•

how each compensation element and our decisions regarding that element fit into Synovus’ overall compensation objectives and affect decisions regarding other elements (described with each element of compensation, as well as in the section entitled “Competitive Market Data”);

•	why each element was chosen (described with each element of compensation, including base pay, short-term incentives and long-term incentives);

•	how amounts for pay are determined (also described with each element of compensation, including base pay, short-term incentives and long-term incentives);

•	information regarding post-termination compensation (our executives do not have employment agreements — see the section entitled “Employment and Termination Agreements”); and

•

our compensation framework, including our compensation process, compensation policies and risk considerations (described in the section entitled “Compensation Framework: Compensation Process, Compensation Policies and Risk Considerations”). For additional information about the Compensation Committee and its charter, its processes and procedures for administering executive compensation, the role of compensation consultants and other governance information, please see “Corporate Governance and Board Matters — Committees of the Board — Compensation Committee” on page      of this Proxy Statement.

WHAT WE DO

Pay for Performance — See page

Mitigate Risk in Incentive Programs — See page

Require Share Ownership and Retention of Shares until Retirement — See page

Review Tally Sheets

Provide Reasonable “Double Trigger” Change in Control Provisions — See page

Retain an Independent Compensation Consultant — See page

Maintain Clawback Policy – See page

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EXECUTIVE COMPENSATION

WHAT WE DON’T DO

No Employment Contracts — See page

No Option Repricing — See page

No Hedging — See page

No Pledging — See page

Executive Summary—Improved Performance and a Year of Transition

2013 was a critical year for Synovus and our executive compensation program. We continued to improve our performance and passed a critical milestone with the redemption of our TARP obligations. With the TARP redemption in July, we are now no longer subject to the related restrictions on the structure of our executive compensation program.

While our 2013 executive compensation was significantly impacted by the TARP restrictions resulting in our executive pay being below market, we began the process of returning to a program in line with our pay for performance philosophy.

2013 Financial Performance

During 2013, Synovus made a number of accomplishments as we continued to recover from a challenging economy, the most significant of which was the redemption of our TARP obligations. Our key achievements in 2013 include the following:

•

TARP redemption—We redeemed our obligations under TARP on July 26, 2013. Over two-thirds of the TARP redemption was funded by internally available funds, with the balance of the redemption funded by the net proceeds of a $185 million Common Stock offering and a $130 million Series C Preferred Stock offering.

•

Continued profitability—We reported net income for the years ended December 31, 2013 and December 31, 2012 of $118.6 million and $771.5 million, respectively. Results for the year ended December 31, 2012 include an income tax benefit of $798.7 million which was primarily due to the reversal of the deferred tax asset valuation allowance. Pre-tax earnings were $252.6 million for the year ended December 31, 2013 compared to pre-tax earnings of $31.5 million for the year ended December 31, 2012. Total credit costs declined significantly during 2013 and drove the earnings improvement for the year.

•

Loan growth—Reported loans grew by $516.1 million or 2.6% from a year ago. Excluding the impact of transfers to loans held for sale, charge-offs and foreclosures, net loan growth was $862.3 million during 2013, compared to net loan growth of $588.8 million in 2012. See “Part II — Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” in our 2013 Annual Report for further information.

•

Continued broad-based improvement in credit quality—We continued to improve our credit quality metrics. Non-performing assets declined $163.4 million, or 23.2%, from December 31, 2012. Our NPA ratio was 2.67% as of December 31, 2013 compared to 3.57% a year ago. Additionally, credit costs declined by 72.7% to $118.0 million and the net charge-off ratio declined to 0.69% compared to 2.45% in 2012.

•

Continued focus on expense control—We continued to lower expenses. Total reported non-interest expenses for 2013 decreased $74.7 million, or 9.2% from 2012 non-interest expenses of $816.2 million. Adjusted non-interest expense declined $21.8 million, or 3.1% from 2012. This reduction follows a $25.1 million reduction in adjusted non-interest expense for 2012 and a $95.3 million reduction for 2011. See “Part II — Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” in our 2013 Annual Report for further information.

Our 2013 year-end stock price also reflects our 2013 results, ending the year at $3.60 per share on December 31, 2013, an increase of 47% from our $2.45 per share price on December 31, 2012.

For more information regarding 2013 financial performance, please refer to the full discussion of Synovus’ financial results of operations for 2013 in our 2013 Annual Report that accompanies this Proxy Statement.

2013 Compensation

The compensation of executives in 2013 reflects Synovus’ performance and the requirements of the TARP program during the TARP period, as well as the beginning of our transition to a program more in line with our pay for performance philosophy. For example:

Base Salaries

•	The Chief Executive Officer and other named executive officers received a 2.75% cash base salary increase, consistent with the base salary increases for other team members.
•

Consistent with the actions taken by many of our peers and other banks subject to TARP, Synovus continued to grant salary stock units for 2013 to the Chief Executive Officer and other named executive officers. We introduced salary stock units in 2012 because of our return to profitability and because the total compensation paid to our named executive officers was below market. Even with the addition of salary stock units, the total compensation of our named executive officers remains below market.

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EXECUTIVE COMPENSATION

Short-Term Incentives

•	For the seventh year in a row, we paid no cash bonuses to any of our executive officers, including our named executive officers.

Long-Term Incentives

•

During the TARP period, Synovus granted restricted stock units to our executive officers with both a performance component and a service component. In order for the awards to vest, the restricted stock units require that the executive officer must complete three years of service and that Synovus must have two consecutive quarters of profitability and repay its obligations under the Capital Purchase Program implemented as part of TARP.

•

After redeeming our TARP obligations, Synovus granted market restricted stock units to our executive officers as the beginning of our transition to a new executive compensation program. We granted market restricted stock units because our executives’ long-term incentive compensation amounts were below market, primarily due to TARP restrictions. In addition, we experienced a significant increase in total shareholder return following our redemption of our TARP obligations and we wanted to provide our executives with additional incentives to continue increases in total shareholder return. The market restricted stock units have a service-based vesting component, which requires that the executive officer complete three years of service, with the units vesting 1/3 each year over the three-year period. In addition, the market restricted stock units feature performance criteria such that the number of market restricted stock units which vest each year can be adjusted upward or downward 25% based upon Synovus’ total shareholder return during that year.

•

Because of our stock ownership guidelines and “hold until retirement” requirements, executive officers hold a significant amount of Synovus Common Stock, further aligning their interests with shareholders’ interests.

We believe that the compensation delivered to each named executive officer in 2013 was fair and reasonable. Although compensation increased in 2013 as we began the transition to our new post-TARP program, our executive compensation remains below market. The chart below compares our Chief Executive Officer’s total direct compensation in 2013 to data from our peer group, which is described on page      of this Proxy Statement:

2014 Compensation

In 2014 we continued the transition in our executive compensation program to a more performance-based approach. We reintroduced an annual incentive plan for our executive officers for the first time since 2008. The annual incentive plan provides executives with the opportunity to earn payouts based on performance criteria including core earnings, loan and deposit growth, and other key priorities. Additionally, we awarded long-term incentive grants through a combination of performance stock units and market restricted stock units. The performance stock units will only vest if three-year weighted average Return on Average Assets exceeds performance criteria established by the Compensation Committee. The market restricted stock units are the same as those granted in 2013. All long-term incentive awards are subject to potential reductions based on certain risk-based criteria.

Results of 2012 Advisory Vote to Approve Executive Compensation

At the 2013 Annual Meeting of Shareholders, we held an advisory vote on executive compensation for 2012. Over 99% of the votes cast were in favor of this advisory proposal. The Compensation Committee considered this favorable outcome and believed the outcome conveyed our shareholders’ support of our executive compensation programs. At the Annual Meeting, we will again hold an annual advisory vote to approve executive compensation paid in 2013 (see Proposal 2 on page      of this Proxy Statement). The Compensation Committee will continue to consider the results from this year’s and future advisory votes on executive compensation.

Compensation Philosophy and Key Considerations

Synovus has established a compensation program for our executives that is performance-oriented and designed to support our strategic goals. The philosophy of our compensation program, including key compensation considerations, is described below.

Competitive Program

Synovus’ executive compensation program is designed to allow us to compete in the markets in which we seek executive talent. We believe that we must maintain a competitive compensation program in order to recruit and retain top level executive talent.

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EXECUTIVE COMPENSATION

Emphasis on Performance

Our compensation program is also designed to be performance-oriented. A guiding principle in developing our compensation program has been “average pay for average performance — above-average pay for above-average performance.” This “pay for performance” principle also results in executive compensation that is below average when performance is below average. Historically, this philosophy has resulted in a significant portion of the total compensation of each executive being at risk based on short and long-term performance of Synovus. However, the TARP restrictions limited our ability to provide at risk compensation during the TARP period. Because of our emphasis on performance, we also believe that compensation generally should be earned by executives while they are actively employed and can contribute to Synovus’ performance.

Support Strategic Goals

Synovus’ compensation program is also designed to support corporate strategic goals and drive the creation of shareholder value. The TARP restrictions on incentive compensation limited the ways our compensation program could link pay to the achievement of performance goals. However, we are transitioning to a program with a high degree of performance orientation in our incentive plans that aligns our executives with our strategic objectives.

Alignment with Long-Term Shareholders

Synovus has adopted stock ownership guidelines, which require executives to own a certain amount of Synovus stock based on a multiple of base salary, and a “hold until retirement” provision, which requires executives to retain ownership of 50% of all stock acquired through our equity compensation plans until their retirement or other termination of employment. These requirements are intended to focus executives on long-term shareholder value creation. Effective March 1, 2013, Synovus amended its Corporate Governance Guidelines to prohibit pledges of our stock by directors and executive officers.

Discourage Excessive Risk-Taking

Our program is designed to ensure that executives are not incentivized to take unnecessary or excessive risks that threaten the value of Synovus. Incentive programs are assessed by the Executive Risk

Committee. In addition, the Compensation Committee meets regularly with the Chief Risk Officer to discuss a risk assessment of our plans.

Compliance with TARP

During the TARP period, we were required to manage our executive compensation programs within the boundaries dictated by the regulations. We continue to believe in our guiding principles and we strived to meet our stated objectives of competitive pay, executive motivation and retention, and pay for performance when working within the constraints dictated by TARP. Now that we are no longer subject to the TARP restrictions, we are transitioning our program to increase the emphasis on pay for performance. See page      for details.

Impact of TARP Compensation Restrictions

Synovus issued approximately $968 million of preferred stock and warrants to the United States Treasury Department pursuant to the Capital Purchase Program under TARP in 2008. Congress subsequently enacted ARRA, which contained several executive compensation and corporate governance requirements that apply to TARP recipients, including Synovus. Synovus was subject to these requirements until the redemption of our TARP obligations on July 26, 2013. The Compensation Committee took a number of actions during the TARP period in order to comply with the provisions of TARP and ARRA:

•

Risk Assessment: Met with Synovus’ senior risk officer to review senior executive officer compensation plans and employee incentive compensation plans and the risks associated with these plans. The risk assessment is described in more detail beginning on page      of this Proxy Statement. While Synovus is no longer subject to the TARP requirements, the Committee will continue to conduct risk assessments with the senior risk officer on an annual basis.

•	Short-Term Incentives: Suspended cash bonus program for senior executive officers and next twenty most highly compensated employees during the TARP period.

•

Long-Term Incentive Awards: Granted long-term incentive awards to its executives that complied with TARP requirements and also included a performance measure requiring that Synovus have two consecutive quarters of profitability for the awards to vest. Synovus’

long-term incentive plans and the Compensation Committee’s actions are described in more detail beginning on page of this Proxy Statement.

•

Clawback Policy: Added a recovery or “clawback” provision to Synovus’ incentive compensation plans requiring that any senior executive officer and next twenty most highly compensated employees return any bonus payment or award made during the TARP period if they were found to be based upon materially inaccurate financial statements or performance metrics. This “clawback” applied to the 2013 long-term incentive awards granted during the TARP period although, as noted above, there were no bonus payments to any such officers or employees during 2013. Following the TARP period, the Committee approved a new clawback policy as described on page     .

•

Gross-Up Prohibition: Prohibited all forms of tax gross-ups to senior executive officers and the next twenty most highly compensated employees. Synovus rarely used “gross ups” for its officers so the impact of this prohibition was minimal.

•	Luxury or Excessive Expenditure Policy: Adopted a policy regarding luxury or excessive expenditures.

•	Change In Control Agreements: Suspended for senior executive officers and next twenty most highly compensated employers during the TARP period.

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EXECUTIVE COMPENSATION

Elements and Mix of Compensation for Past Fiscal Year

Synovus has a performance-oriented executive compensation program that is designed to support our corporate strategic goals, including growth in earnings and growth in shareholder value. The elements of our regular total compensation program and the objectives of each element are identified in the following table:

Compensation Element	Objective	Key Features
Base Pay	Compensate an executive for performing his or her job on a daily basis.	Fixed cash salary historically targeted at median (50th percentile) of identified list of Peer Companies (companies with similar size and scope of banking operations) for similar positions.
Salary Stock Units	Cash-settled RSUs paid to an executive for performing his or her job on a daily basis.	Salary stock units were awarded to increase the competitiveness of our executive compensation program, which remains below market. Because the cash settlement amount for the salary stock units is based on our stock price, this element of compensation is tied directly to our stock performance.
Short-Term Incentives

•     Provide an incentive for executives to meet critical annual goals that support our long-term strategy.

•    Promote pay for performance.

•     Ensure a competitive program given the marketplace prevalence of short-term incentive compensation.

Historically, cash bonuses were awarded based upon achievement of annual goals for year of performance. As required under TARP, this element of compensation was suspended during the TARP period. While executives were eligible to receive annual incentives for the portion of the year that we were not subject to the TARP restrictions, we did not reintroduce an annual incentive program for our executives until 2014.
Long-Term Incentives

•     Provide an incentive for our executives to provide exceptional shareholder return to Synovus’ shareholders by tying a significant portion of their compensation opportunity to growth in shareholder value.

•     Align the interests of executives with shareholders by awarding executives equity in Synovus.

•    Ensure a competitive compensation program given the market prevalence of long-term incentive compensation.

•    Include a vesting schedule designed to retain our executives.

As described on page of this Proxy Statement, the RSU awards granted during the TARP period comply with TARP requirements and include a three year service requirement. These RSUs also include a performance requirement that Synovus have two consecutive quarters of profitability in order for the awards to vest. After the TARP period, market RSUs were awarded which have a three-year service requirement (1/3 vest for each year of service) as well as performance criteria such that the number of market RSUs that vest each year can be adjusted upward or downward 25% based on Synovus’ total shareholder return.
Perquisites	• Small component of pay intended to provide an economic benefit to executives to promote their attraction and retention. • Align our compensation plan with competitive practices.	Perquisites in 2013 were limited to club dues, executive life insurance, financial planning, and security alarm monitoring for certain officers and, in addition, an auto allowance, transportation services, and a housing allowance for Mr. Stelling.
Retirement Plans	Defined contribution plans designed to provide income following an executive’s retirement, combined with a deferred compensation plan to replace benefits lost under Synovus’ qualified plans.	Plans offered include a profit sharing plan, a 401(k) savings plan and a deferred compensation plan.
Change of Control Agreements	Provide orderly transition and continuity of management following a change of control of Synovus.	Upon “double trigger” (change of control followed by actual or constructive termination within 2 years), agreement pays three times the executive’s base salary and bonus. Change of control agreements for the Company’s senior executive officers and the next five most highly compensated employees were suspended during the TARP period. As of June 2012, the Compensation Committee has committed that any new change of control agreements will not permit excise tax gross- ups.

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Elements of Compensation for Past Fiscal Year

In early 2009, the decision was made to suspend Synovus’ short-term incentive program and its former long-term incentive program in light of business performance, economic conditions and TARP requirements. Accordingly, as more fully described below, there were no short-term incentive awards for 2013. Grants of restricted stock units during the TARP period in 2013 were subject to TARP restrictions (contingent upon redemption of our TARP obligations) and also included a three-year service requirement and a special performance vesting condition that required Synovus to achieve at least two consecutive quarters of profitability. The market restricted stock units awarded after we repaid TARP included a three-year service requirement and a three-year performance multiplier. Based upon Synovus’ shareholder return during the performance period, the number of market RSUs which vest each year can be adjusted upward or downward 25%. Because we have repaid TARP, we are transitioning our short and long-term incentive programs to ensure they align strategically with the needs of the business, the interests of our shareholders and the competitive market. See             .

Base Pay

To ensure that base salaries are competitive, Synovus’ historical pay philosophy has been to target base pay at the median (the 50th percentile) of the composite of the Peer Company data and the external market survey data, based on similarly situated positions and each executive’s position and job responsibilities. For certain positions for which there is no clear market match in the data, a blend of two or more positions from the data was used. The Committee reviews changes in the data from the previous year.

The Committee views market data as one input when evaluating executive base salaries. Subjective evaluation of individual performance can also affect base pay. For example, an executive whose performance is not meeting expectations, in the Committee’s judgment, may receive no increase in base pay or a smaller base pay increase in a given year. On the other hand, an executive with outstanding performance may receive a larger base pay increase or more frequent base pay increases.

Comparison of an executive’s base salary to the base salaries of other Synovus executives may also be a factor in establishing base salaries, especially with respect to positions for which there is no clear market match in the comparative data. Generally, large increases in base pay occur only when an executive is promoted into a new position. Increases may also be provided to bring salaries more in line with market data.

Base Pay Decisions in 2013

After reviewing market comparisons for similarly-situated positions, the Committee awarded 2.75% cash base salary increases (rounded to the nearest $1,000) for the Chief Executive Officer and for Synovus’ other named executive officers in 2013. While the Committee recognized that cash salaries were below the market median, cash base salary increases were limited to 2.75% to remain generally consistent with the base salary percentage increases received by other team members at Synovus. As a result, individual performance was not a factor used in determining base pay for Synovus’ named executive officers in 2013.

Consistent with the actions taken by many of our peers and other banks subject to TARP, the Committee granted salary stock units for 2013 to the Chief Executive Officer and other named executive officers. The initial value of the salary stock units awarded to each named executive officer was approximately equal to 30% of each officer’s cash base salary and is

shown in footnote 1 to the Summary Compensation Table on page      of this Proxy Statement. The Committee decided to continue awarding salary stock units because of our return to profitability and because the total compensation paid to our named executive officers was below market median. The salary stock units consisted of restricted stock units under the Synovus 2013 Omnibus Plan that were fully vested when granted, with delayed settlement. The awards were granted as of each bi-weekly payroll date following approval, with the executive receiving a number of salary stock units equal to the proportionate amount of the annual rate for the pay period divided by the stock closing price on the respective grant date. The salary stock units were settled in cash on January 15, 2014, based upon the closing price on such date. Even with the salary stock awards, the total compensation paid to our named executive officers is below the market median.

Short-Term Incentives

No short-term incentives were paid to our executive officers in 2013. TARP requirements prohibited the paying of cash incentives during the TARP period, and the Compensation Committee did not implement any short-term incentive program for executives for the remainder of 2013.

Long-Term Incentives

Our executive compensation program has historically included long-term incentive compensation earned through performance. We provided long-term incentive compensation opportunities in order to provide an incentive for our executives to provide exceptional shareholder return to Synovus’ shareholders to align the interests of executives with shareholders by awarding executives equity in Synovus, and to ensure a competitive compensation program given the market prevalence of long-term incentive compensation. Our long-term incentive awards also included a vesting schedule designed to retain our executives.

During the TARP period, we suspended grants under the prior long-term incentive program and implemented long-term incentive grants consistent with the TARP requirements. As described below, we also granted market restricted stock units after exiting TARP.

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Long-Term Incentive Decisions in 2013

In 2013, Synovus granted restricted stock units during the TARP period consistent with the TARP requirements for several reasons. First, the Committee believed that long-term incentive awards were needed in order to maintain the competitiveness of Synovus’ executive compensation program. As part of the review of comparative compensation data, it was determined that long-term incentive awards were prevalent in the executive compensation programs of Peer Companies (as defined below), including Peer Companies that were TARP recipients. In addition, in order to provide a performance incentive for the executives, the Committee included a performance vesting requirement that Synovus must remain profitable for at least two consecutive quarters. As required under TARP, the 2013 restricted stock unit awards also have both a service component (three years of service is required for vesting) and a TARP redemption component (for each 25% of the aggregate TARP funds that are redeemed, 25% of the units may vest).

The quantity of restricted stock units granted to Synovus’ named executive officers in 2013 during the TARP period was determined utilizing TARP guidelines. As permitted under TARP guidelines, the value of each executive’s restricted stock units on the date of grant was based upon approximately one-third of each executive’s estimated total compensation for the year. Because of the TARP guidelines, the quantity of restricted stock units granted to each named executive officer was below that of the Peer Company median for each similarly-situated position.

After redeeming TARP, Synovus granted market restricted stock units to our executive officers. We granted market restricted stock units because our executives’ long-term incentive compensation amounts were below market, primarily due to TARP restrictions. In addition, we experienced a significant increase in total shareholder return following our TARP redemption and we wanted to provide our executives with a performance incentive based upon continued increases in total shareholder return. The market restricted stock units have a service-based vesting component, which requires that the executive officer complete three years of service, with the units vesting 1/3 each year over the three-year period. In addition, the market restricted stock units feature performance criteria such that the number of market restricted stock units which vest each year during the performance period will be adjusted upward or downward 25% in direct proportion to Synovus’ total shareholder return during that year.

The restricted stock unit and market restricted stock unit awards made to Synovus’ named executive officers in 2013 are set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the Grants of Plan-Based Awards Table on page     of this Proxy Statement.

Perquisites

Perquisites, which are not tied to performance, are a small part of our executive compensation program. Perquisites are offered to align our compensation program with competitive practices because similar positions at Synovus’ competitors offer similar perquisites. The perquisites offered by Synovus in 2013 were limited to the payment of club dues, executive life insurance, financial planning, and security alarm monitoring for certain officers, and, in addition, an auto allowance, transportation services, and a housing allowance for Mr. Stelling, The Company’s incremental cost of providing these benefits is included as “All Other Compensation” in the Summary Compensation Table and are described in more detail in footnotes 4 and 5 of the Summary

Compensation Table on page     of this Proxy Statement. The incremental cost of these benefits in 2013 for Mr. Stelling was $53,045. No other named executive officers received perquisites in excess of $25,000 in 2013. Considered both individually and in the aggregate, we believe that the perquisites we offer to our named executive officers are reasonable and appropriate.

In light of economic conditions, in 2009 the Committee suspended the personal use of aircraft by the Company’s executives, although the Committee can approve exceptions to that policy. No exceptions were approved during 2013.

Retirement and Deferred Compensation Plans

Our compensation program also includes retirement plans designed to provide income following an executive’s retirement. Synovus’ compensation program is designed to reflect Synovus’ philosophy that compensation generally should be earned while actively employed. Although retirement benefits are paid following an executive’s retirement, the benefits are earned while employed and are substantially related to performance. We have chosen to use defined contribution retirement plans because we believe that defined benefit plans are difficult to understand and communicate, and contributions to defined benefit plans often depend upon factors that are beyond Synovus’ control, such as the earnings performance of the assets in such plans compared to actuarial assumptions inherent in such plans. Synovus offered two qualified defined contribution retirement plans to its employees in 2013: a profit sharing plan and a 401(k) savings plan. A money purchase pension plan, which was “frozen” on December 31, 2012, was merged into the Profit Sharing Plan on July 1, 2013.

The 401(k) Savings Plan offers an employer matching contribution of up to 4% of compensation. In addition, there are opportunities under both the profit sharing plan and the 401(k) savings plan for discretionary employer contributions based upon profitability. Based upon Synovus’ performance for 2013, Synovus’ named executive officers did not receive an employer contribution under the profit sharing plan or 401(k) savings plan.

In addition to these plans, the Deferred Compensation Plan, or the Deferred Plan, replaces benefits foregone under the qualified plans due to legal limits imposed by the IRS. The Deferred Plan does not provide “above market” interest. Instead, participants in the Deferred Plan can choose to invest their accounts among mutual funds that are the same as the mutual funds that are offered in the 401(k) savings plan. The executives’ Deferred Plan accounts are held in a rabbi trust, which is subject to claims by Synovus’ creditors. The employer matching contribution to the Deferred Plan for 2013 for named executive officers is set forth in the “All Other Compensation” column in the Summary Compensation Table, and the earnings on the Deferred Plan accounts during 2013 for named executive officers is set forth in the “Aggregate Earnings in Last FY” column in the Nonqualified Deferred Compensation Table. Mr. Stelling also participates in a deferred compensation plan entered into with Riverside Bank, or the Riverside Plan, prior to Riverside Bank’s acquisition by Synovus. The obligations under the Riverside Plan, which was initially effective January 1, 2003, were assumed by Synovus Bank when Synovus consolidated its banking charters in 2010. Under the Riverside Plan, the beginning benefit amount specified in the plan is increased by 3% for each year of service attained by Mr. Stelling. The total benefit amount under the Riverside Plan is payable to Mr. Stelling in monthly payments over a period of 15 years following his

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attainment of age 65 or in a single lump sum payment in the event of his death or disability. The total benefit amount under the Riverside Plan as of December 31, 2013 is included in Mr. Stelling’s balance in the

Nonqualified Deferred Compensation Table. There was no contribution to the Riverside Plan for 2013.

Employment and Termination Agreements

Synovus does not generally enter into employment agreements with its executives, except in unusual circumstances such as acquisitions. None of the named executive officers have employment agreements. Synovus has entered into limited post-termination arrangements when appropriate, such as change of control agreements. Synovus chose to enter into change of control arrangements with its executives to ensure: (1) the retention of executives and an orderly transition during a change of control, (2) that executives would be financially protected in the event of a change of control so they continue to act in the best interests of Synovus while continuing to manage Synovus during a change of control, and (3) a competitive compensation package because such arrangements are common in the market and it was determined that such agreements were important in recruiting executive talent. The change of control agreements provide for a lump sum payment equal to three years of base salary and the affected executive’s average bonus for the past three years, as well as three years of health and welfare benefits. Benefits are only in the event of a “double trigger,” requiring both a change of control followed by an executive’s actual or constructive termination within two years of the change of control. As required under ARRA, change of control agreements were suspended for senior executive officers and the next five most highly compensated employees during the TARP period. In June of 2012, the Committee adopted a policy prohibiting tax gross-ups from future change of control agreements.

Competitive Market Data

The Compensation Committee historically has evaluated comparative data relating to total direct compensation (salary, short-term incentive opportunities, and long-term incentive opportunities) to assess the executive compensation practices of competitor companies. The Committee continued this practice in 2013, with the assistance of Meridian Compensation Partners, LLC, its independent compensation consultant (“Meridian”). Findings from this comparative evaluation were used to assist the Committee in making the decision to increase base salaries and to award salary stock units to the Chief Executive Officer and other named executive officers and in making the decision to grant long-term incentive awards in 2013. These findings will also serve to provide historical trending information to support future compensation decisions, particularly now that we are no longer subject to the TARP compensation restrictions.

As part of this evaluation, the Committee reviewed the most recent proxy data available for the companies listed below, as well as data appropriate to our industry and company size from external market surveys. When reviewing this data, the Committee focused on total direct compensation opportunities, not necessarily the amount of compensation actually paid, which varies depending upon each companies’ performance results.

From a list of competitor banks, including both TARP and non-TARP institutions, the Committee selected nine banks with higher asset size and nine banks with lower asset size than Synovus (the “Peer Companies”). In selecting the Peer Companies, the Committee did not include companies more than three times the asset size of Synovus. For 2013, the Peer Companies were:

Associated Banc-Corp.	Fulton Financial Corp.
BOK Financial Corp.	Hancock Holding Company
City National Corp.	Huntington Bancshares, Inc.
Comerica Inc.	New York Community Banccorp, Inc.
Commerce Bancshares, Inc.	People’s United Financial, Inc.
Cullen/Frost Bankers, Inc.	Popular, Inc.
First Horizon National Corp.	Susquehanna Bancshares, Inc.
First Merit Corporation	TCF Financial Corp.
First Niagra Financial Group, Inc.	Zions Bancorporation

Compensation Framework: Compensation Policies, Compensation Process and Risk Considerations

Compensation Policies

Timing of Equity Awards

If the Compensation Committee is taking action to approve equity awards on or near the date that Synovus’ annual earnings are released, the Committee has established the grant date for equity awards to executives as: (a) the last business day of the month in which earnings are released or, if later, (b) two complete business days following the date of the earnings release. This policy ensures that the annual earnings release has time to be absorbed by the market before equity awards are granted.

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Stock Ownership/Retention Guidelines

To align the interests of its executives with shareholders, Synovus implemented stock ownership guidelines for its executives. Under the guidelines, executives were initially required to maintain ownership of Synovus common stock equal to at least a specified multiple of base salary, as set forth in the table below:

Named Executive Officer	Ownership Level (as multiple of base salary)
Chief Executive Officer	5x
All other executive officers	3x

The guidelines were initially adopted in 2004 and were reviewed at the beginning of each calendar year. Executives have a five-year grace period to fully achieve the guideline with an interim three-year goal. Until the guideline is achieved, executives are required to retain all net shares received upon the exercise of stock options, excluding shares used to pay the option’s exercise price and any taxes due upon exercise. In the event of a severe financial hardship, the guidelines permit the development of an alternative ownership plan by the Chairman of the Board of Directors and Chairman of the Committee.

Like a number of other public companies, especially financial institutions, the market value of Synovus’ common stock decreased significantly during 2008-2011. As a result, for the executives who were subject to guidelines in 2009, the Committee agreed to accept the number of shares owned by each such executive as of January 1, 2009 as being in compliance with the guidelines (January 1, 2011 for executives who became subject to the guidelines after that date). The Committee agreed to review the guidelines and each executive’s ownership level on an annual basis. After reviewing the guidelines in 2014 based on ownership levels as of December 31, 2013, the Committee agreed to reinstate the guidelines. All current executives were in compliance with the guidelines as of December 31, 2013.

Hold Until Retirement Provision

Synovus has also adopted a “hold until retirement” provision that applies to all unexercised stock options and unvested restricted stock awards. Under this provision, executives that have attained the stock ownership guidelines described above are also required to retain ownership of 50% of all stock acquired through Synovus’ equity compensation plans (after taxes and transaction costs) until their retirement or other termination of employment. The “hold until retirement” requirement further aligns the interests of its executives with shareholders.

Clawback Policy

Synovus adopted a clawback policy during the TARP period requiring its senior executive officers and the next twenty most highly compensated employees return any bonus payment or award made if they were found to be based upon materially inaccurate financial statements or performance metrics. This “clawback” applied to the long-term incentive awards granted during the TARP period although, as noted above, there were no bonus payments to any such officers or employees during 2013. On January 22, 2014, the Compensation Committee approved a clawback policy pursuant to which any incentive compensation paid to Synovus’ executive officers that is based upon materially inaccurate performance metrics or financial statements, or that results from any risk-related actions that result in or are reasonably expected to result in a material adverse impact to Synovus or a business unit, are subject to clawback at the Committee’s discretion.

Anti-Hedging Policy

Synovus does not allow directors, officers or employees to hedge the value of Synovus equity securities held directly or indirectly by the director, officer or employee. Synovus’ policy prohibits the purchase or sale of puts, calls, options or other derivative securities based on Synovus’ securities, as well as hedging or monetization transactions, such as zero-cost collars and forward sale contracts or other derivative securities based on Synovus securities.

Anti-Pledging Policy

Effective March 1, 2013, Synovus amended its Corporate Governance Guidelines to prohibit pledges of our stock by directors and executive officers.

Deductibility of Compensation

We have structured most forms of compensation paid to our executives to be tax deductible. Section 162(m) of the Code limits the deductibility of compensation paid by a publicly-traded corporation to its named executive officers, other than the Chief Financial Officer, for amounts in excess of $1 million, unless certain conditions are met. During the TARP period, however, this limit was reduced to $500,000. The short-term and long-term incentive plans have been approved by shareholders, and awards under these plans are eligible to qualify as “performance-based” compensation to ensure deductibility under Section 162(m). We reserve the right to provide compensation that is not tax-deductible, however, if we believe the benefits of doing so outweigh the loss of a tax deduction.

Accounting Considerations

We account for all compensation paid in accordance with GAAP. The accounting treatment has generally not affected the form of compensation paid to named executive officers.

No Tax Gross-Ups

During the TARP period, all forms of tax gross-ups to senior executive officers and the next twenty most highly-compensated employees were prohibited. The impact of this provision was minimal, since change of control agreements, the only arrangements using tax gross-ups, were suspended during the TARP period. In June of 2012, prior to repaying TARP, the Committee adopted a policy prohibiting tax gross-ups from future change of control agreements.

Compensation Process

Role of Compensation Committee and Compensation Consultant in Compensation Process

The roles of the Compensation Committee and its compensation consultant in the compensation process are described in detail on page      of this Proxy Statement under “Corporate Governance and Board Matters — Committees of the Board — Compensation Committee.”

Role of the Executive Officers in the Compensation Process

Synovus’ Chief Executive Officer generally attends Compensation Committee meetings by invitation of the Committee. The Chief Executive Officer provides management perspective on issues under consideration by the Committee and makes proposals regarding the compensation of

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the named executive officers, other than himself. The Chief Executive Officer does not have authority to vote on Committee matters. The Committee regularly meets in executive session without any executive officers present. For more information regarding Committee meetings, please refer to page     of this Proxy Statement under “Corporate Governance and Board Matters — Committees of the Board — Compensation Committee.”

Tally Sheets

The Committee historically has used annual tally sheets to add up all components of compensation for the Chief Executive Officer (and for the other named executive officers on a less frequent basis), including base salary, bonus, long-term incentives, accumulative realized and unrealized stock options and restricted stock gains, the dollar value of perquisites and the total cost to the company, and earnings and accumulated payment obligations under Synovus’ nonqualified deferred compensation program. Tally sheets also provide estimates of the amounts payable to each executive upon the occurrence of potential future events, such as a change of control, retirement, voluntary or involuntary termination, death and disability. Tally sheets are used to provide the Committee with total compensation amounts for each executive so that the Committee can determine whether the amounts are in line with our compensation strategy. The Committee reviewed tally sheets for the Chief Executive Officer and for Synovus’ other named executive officers in October 2013 and concluded that their total compensation is fair and reasonable.

Risk Considerations

Our compensation program is reviewed by several different groups to ensure that the risks involved with the program are appropriately assessed and managed. The compensation risks are first reviewed by the management team that designs, implements and administers the program. All incentive compensation programs are also reviewed by the Executive Risk Committee, a management committee chaired by our Chief Risk Officer. Finally, as required under TARP, the Compensation

Committee met at least two times per year with the Chief Risk Officer during the TARP period to conduct a risk assessment of our compensation plans. For additional details regarding the risk assessment by the Compensation Committee, please see “Incentive Compensation Plan Risk Assessment” in the Compensation Committee Report on page     of this Proxy Statement.

Significant Events After December 31, 2013

On January 22, 2014, the Compensation Committee took several actions to establish a new post-TARP compensation structure for Synovus’ executive officers based on our “pay for performance” philosophy. The new structure includes the reintroduction of an annual incentive plan for executives, and the introduction of performance stock units based on three-year performance goals. As noted earlier, the previous structure was based on the TARP executive compensation restrictions, which no longer apply to Synovus.

Salary Stock. The Compensation Committee previously granted salary stock to Synovus’ executive officers, including its named executive officers, for 2012 and 2013. The Compensation Committee elected to continue to award salary stock units for 2014. The salary stock rate for 2014 for each named executive officer, which is set forth in the table below, has been reduced from 2012-3 levels. The salary stock units will take the form of restricted stock units granted under Synovus’ 2013 Omnibus Plan (“2013 Plan”) and will be granted as of each bi-weekly payroll date in 2014 following the effective date of the grant. At each salary payment date, the employee will receive a number of salary stock units equal to the proportionate amount of the annual rate for the pay period divided by the stock closing price on the payment date. The salary stock units will be fully vested when awarded and will be settled in cash on January 15, 2015 based on the previous 20-day average closing price of Synovus.

Annual Performance Plan. The Compensation Committee also reintroduced a cash-based annual incentive plan for executive officers. For 2014, the approved annual performance goals are based 50% on core earnings, 25% on loan growth and 25% on core deposit growth. In addition, the Committee has the discretion to adjust awards based on strategic objectives, regulatory compliance, risk management, total shareholder return and individual performance. The Committee also established individual award targets as a percentage of base salary for each named executive officer. The award targets for each named executive officer are set forth in the table below. The actual payout can range from 0% to 150% of the award target based upon Synovus’ performance results for 2014 compared to the performance goals. The awards, which are Cash-Based Awards under the 2013 Plan, will also be limited based on a 2014 core earnings goal established by the Committee to fund the awards and ensure deductibility.

Long-Term Incentive Awards. The Committee also granted Synovus’ executive officers, including its named executive officers, long-term incentive awards effective January 31, 2014.

The performance stock unit awards (“PSUs”) have both a performance vesting component and a service vesting requirement. Under the performance vesting component, Synovus’ weighted average return on average assets is measured over a three-year performance period. The actual payout of the PSUs can range from 0% to 150% of the target amount based upon Synovus’ weighted average return on average assets during the performance period compared to the performance formula approved by the Compensation Committee. Under the service vesting component, any awards that are earned based on the performance criteria will vest 100% after three years of service.

The Compensation Committee also granted market restricted stock unit awards (“MRSUs”) to Synovus executive officers, including its named executive officers, effective January 31, 2014. The MRSUs have a service-based vesting component and performance criteria based on Synovus’ total shareholder return. Under the service-based vesting component, the MRSUs vest 1/3 each year over a three-year period subject to each executive’s continued employment with Synovus. The performance criteria specify that the “target” amount of MRSUs which vest each year will be adjusted upward or downward 25% based upon Synovus’ total shareholder return during each year.

Both the PSUs and the MRSUs are subject to a Risk-Based Modifier, which can reduce the payouts of outstanding awards if future results suggest risk was not properly considered in achieving the results on which the number of units awarded were based. The Compensation Committee will consider if reductions are warranted if any of the following occur during the vesting period: Synovus or a line of business experiences a material loss, Synovus or an individual executive fails to comply with risk policies or properly address risk concerns, or if regulatory capital falls below regulatory capital requirements.

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Clawback Policy. The Compensation Committee also approved a clawback policy pursuant to which any incentive compensation paid to Synovus’ executive officers that is based upon materially inaccurate performance metrics or financial statements, or that results from any risk-related actions that result in or are reasonably expected to result in a material adverse impact to Synovus or a business unit, are subject to clawback at the Committee’s discretion.

The following table summarizes the actions of the Compensation Committee on January 22, 2014 with respect to Synovus’ named executive officers.

	Salary Stock	Bonus Target (% of Base Salary)	Performance Stock Units(#)	Market Restricted Stock Units(#)
Kessel D. Stelling	$184,400	80%	149,254	223,881
Chairman, Chief Executive Officer and President
Thomas J. Prescott	83,650	40%	53,732	80,598
Executive Vice President and Chief Financial Officer
Allen J. Gula, Jr.	83,250	30%	33,433	50,150
Executive Vice President and Chief Operations Officer
Mark G. Holladay	68,000	30%	33,433	50,150
Executive Vice President and Chief Risk Officer
Roy Dallis Copeland, Jr.	68,000	30%	33,433	50,150
Executive Vice President and Chief Banking Officer

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COMPENSATION COMMITTEE REPORT

CD&A

Synovus’ Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in Synovus’ 2013 Annual Report and in this Proxy Statement.

Incentive Compensation Plan Risk Assessment

As required under TARP, the Committee met with Synovus’ Chief Risk Officer in 2013 during the TARP period to review Synovus’ incentive compensation plans. The Committee concluded that the compensation of senior executive officers, or SEOs, did not encourage unnecessary or excessive risks that threatened the value of Synovus because the primary elements of SEO compensation during the TARP period were base salary and grants of restricted stock units, which complied with the requirement of TARP and had an additional performance-based vesting requirement (two consecutive quarters of profitability). Because the TARP regulations required the suspension of incentive compensation plans for the SEOs (except for the restricted stock unit grants), the remainder of the review focused on Synovus’ employee incentive plans.

Synovus’ employee incentive plans are broadly classified by business unit: incentive plans for Synovus’ banking divisions and incentive plans for Synovus’ Financial Management Services division, or FMS. All of the plans were assessed for risk factors in three different categories: financial risks, strategic risks, and administrative risks. Each plan was assigned a level of risk ranking from 1 (highest risk) to 5 (lowest risk) for each risk category. Any plan that received a “1” or “2” in any category was modified through the implementation of additional controls to ensure appropriate mitigation of risks. After the implementation of such controls, no plans were ranked higher than a “3.”

Synovus’ banking subsidiary, Synovus Bank, maintains incentive compensation plans that pay production incentives to bank personnel, including commercial and business bankers, private bankers, branch managers and assistant branch managers, personal bankers and personnel in the card services, loan collection and treasury management areas. Incentives are paid for various measures of production consistent with Synovus’ strategic business goals for the year. For 2013, these measures included loan growth, loan fee income, new loan production, core deposit growth, growth in deposit accounts, and fee income, including both referral fees and fees paid on retail accounts. As part of the risk assessment, it was determined that the risks of these plans were acceptable requiring normal monitoring. With respect to financial risks, it was noted that incentives were paid only upon realized revenue, and that the payouts represented an extremely small portion of the banks’ total compensation expense. It was noted that incentives would either not be paid or would be reduced in the event participants did not comply with specified credit standards. It was also pointed out that 50% of the incentive payouts for loan growth would be deferred for one year so that management could adjust the payout amounts based on their assessment of loan portfolio performance and perceived risk. With respect to strategic risks, it was noted that the performance measures were based on Synovus’ strategic business goals for the year, and that a return on investment analysis was performed to ensure that the incentives being encouraged were consistent with the company’s business and strategic goals for the year. With respect to administrative risks, it was noted that the design, goal setting, and performance measurement for the plans were performed by team members who do not participate in the plans, and that the plans were administered and managed by a central corporate office. As a result, there were no additional mitigating controls required to be implemented.

FMS maintains incentive compensation plans for Synovus’ FMS companies, including Synovus Mortgage Corp., Synovus Securities, Inc., Synovus Trust Company, N.A., and the Creative Financial and GLOBALT divisions. As part of the risk assessment, it was noted that the plans for Synovus Mortgage, Synovus Securities and Creative Financial presented somewhat more risk than other Synovus plans because commissions were based on production volume and constituted a higher portion of each company’s total compensation expense than the other plans. However, as part of the risk assessment, additional controls were implemented for each plan to ensure appropriate monitoring of risks. It was also noted that the commission expense at Synovus Trust and GLOBALT was lower, although additional controls were also implemented for the plans maintained at these companies to ensure appropriate risk mitigation. The implemented controls include centralized plan administration, periodic return on investment analysis to ensure the effectiveness of the incentive plans, and periodic audits of plan payouts to ensure the plans are being administered in accordance with their terms.

TARP Certification

The Committee certifies that: (1) it has reviewed with senior risk officers the SEO compensation plans during the TARP period and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Synovus; (2) it has reviewed with senior risk officers the employee compensation plans during the TARP period and has made all reasonable efforts to limit any unnecessary risks these plans pose to Synovus; and (3) it has reviewed the employee compensation plans during the TARP period to eliminate any features of these plans that would encourage the manipulation of reported earnings of Synovus to enhance the compensation of any employee.

The Compensation Committee

T. Michael Goodrich, Chair

Elizabeth W. Camp

Melvin T. Stith

SYNOVUS FINANCIAL CORP - 2014 Proxy Statement    45

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for each of our named executive officers for each of the last three fiscal years.

Due to TARP restrictions, the named executive officers were not entitled to receive payments that would be characterized as “Bonus” payments or as “Non-Equity Incentive Plan Compensation” during the TARP period which ended July 26, 2013.

The named executive officers did not receive any compensation that is reportable under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column because, as described in the CD&A, Synovus has no defined benefit pension plans and does not pay above-market interest on deferred compensation. The Company’s retirement plan contributions for the named executive officers for these three fiscal years are included in the amount under the “All Other Compensation” column and are described in footnote 3 to this table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Kessel D. Stelling	2013	$1,178,600	—	$953,630	—	—	—	$82,225	(3)(4)	$2,214,455
Chairman, Chief	2012	1,161,023	—	583,050	—	—	—	185,195		1,929,268
Executive Officer and	2011	875,000	—	437,000	—	—	—	159,300		1,471,330
President
Thomas J. Prescott	2013	534,725	—	371,543	—	—	—	18,277	(3)(5)	924,545
Executive Vice	2012	526,792	—	264,550	—	—	—	123,742		915,084
President and Chief	2011	395,192	—	175,000	—	—	—	23,828		594,020
Financial Officer
Allen J. Gula, Jr.	2013	532,125	—	370,244	—	—	—	12,225	(3)(5)	914,594
Executive Vice	2012	524,192	—	263,250	—	—	—	12,075		799,517
President and Chief	2011	192,942	—	175,000	—	—	—	3,000		370,942
Operations Officer*
Mark G. Holladay	2013	434,800	—	321,581	—	—	—	11,886	(3)(5)	768,267
Executive Vice	2012	428,454	—	215,150	—	—	—	65,152		708,756
President and Chief	2011	321,554	—	150,000	—	—	—	21,533		493,087
Risk Officer
Roy Dallis Copeland, Jr.	2013	434,800	—	321,581	—	—	—	9,496		765,877
Executive Vice	2012	329,154	—	215,150	—	—	—	16,519		560,823
President, Chief	2011	321,554	—	165,000	—	—	—	15,923		502,477
Banking Officer

*	Mr. Gula was elected Executive Vice President and Chief Operations Officer in July 2011.

(1)	2013 and 2012 salary is comprised of cash salary and salary stock units, which is a form of compensation permitted under TARP. Salary stock units were granted in 2013 as fully vested restricted stock units in bi-weekly installments following approval and were settled in cash based on the closing price on January 15, 2014. The amount below represents the grant date value of the salary stock units (based on the closing price on the date of grant) as determined in accordance with FASB ASC Topic 718, the assumptions for which are set forth in Note 23 of the Notes to Consolidated Financial Statements in Synovus’ 2013 Annual Report.

	2013 Cash Salary	2013 Salary Stock Units	Total 2013 Salary
Kessel D. Stelling	$909,500	$269,100	$1,178,600
Thomas J. Prescott	412,625	122,100	534,725
Allen J. Gula, Jr.	410,625	121,500	532,125
Mark G. Holladay	335,500	99,300	434,800
Roy Dallis Copeland, Jr.	335,500	99,300	434,800

(2)	Amounts reflect the grant date fair value of stock awards for each of the last three fiscal years computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the restricted stock unit awards are set forth in Note 23 of the Notes to Consolidated Financial Statements in Synovus’ 2013 Annual Report. The grant date fair value of the market restricted stock unit awards is based on the probable outcome of the awards’ performance conditions. If the highest level of performance were achieved, the grant date fair value of the awards would have been $437,500 for Mr. Stelling and $125,000 for each of Messrs. Prescott, Gula, Holladay and Copeland.

(3)	Amount includes company contributions by Synovus to nonqualified deferred compensation plans of $26,180, $6,305, $6,225 and $3,220 for Messrs. Stelling, Prescott, Gula and Copeland, respectively.

(4)	Amount includes outstanding contributions by Synovus under the 2011 Synovus Director Stock Purchase Plan of $3,000 for Mr. Stelling. Amount also includes incremental costs of perquisites totaling $53,045 for Mr. Stelling. These perquisites include a housing allowance of $26,400, an auto allowance of $6,000, financial planning assistance of $3,485, and transportation service costs of $17,160. Messrs. Stelling and Prescott receive security alarm monitoring service for which there is no incremental cost to the Company. Each executive also receives the reimbursement of monthly country club dues. However, there is no incremental cost to the Company for the personal benefit of such memberships because each executive is expected to, and uses, such memberships for business purposes.

(5)	Amount includes auto allowance of $6,000 each for Messrs. Prescott, Gula, Holladay and Copeland, financial planning assistance of $5,000 each for Messrs. Prescott and Holladay and the actuarial value of salary continuation life insurance benefit of $972, $886 and $276 for each of Messrs. Prescott, Holladay and Copeland, respectively.

46	SYNOVUS FINANCIAL CORP - 2014 Proxy Statement

SUMMARY COMPENSATION TABLE

Grants of Plan-Based Awards for Fiscal Year 2013

The table below sets forth the long-term incentive compensation (granted in the form of salary stock, restricted stock, and market restricted stock unit awards) awarded to the named executive officers for 2013. There were no short-term incentive awards or stock options granted to the named executive officers for 2013.

Name	Grant Date(1)	Action Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	All Other Option Awards: Number of Securities Under- lying Options (#)		Grant Date Fair Value of Stock and Option Awards(5) ($)

			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(2)(3)	Maximum (#)			Exercise or Base Price of Option Awards ($/Sh)
Kessel D.	12-11-13	12-11-13	—	—	—	78,359	104,478	130,598	—	—	—	$364,628
Stelling	6-18-13	6-18-13	—	—	—	—	212,636	—	—	—	—	589,002
	Bi-weekly SSUs	12-14-12	—	—	—	—	—	—	88,312	—	—	269,100
Thomas J.	12-11-13	12-11-13	—	—	—	22,388	29,851	37,314	—	—	—	104,180
Prescott	6-18-13	6-18-13	—	—	—	—	96,251	—	—	—	—	267,363
	Bi-week SSUs	12-14-12	—	—	—	—	—	—	39,829	—	—	122,100
Allen J.	12-11-13	12-11-13	—	—	—	22,388	29,851	37,314	—	—	—	104,180
Gula, Jr.	6-18-13	6-18-13	—	—	—	—	96,052	—	—	—	—	266,064
	Bi-weekly SSUs	12-14-12	—	—	—	—	—	—	39,637	—	—	102,900
Mark G.	12-11-13	12-11-13	—	—	—	22,388	29,851	37,314	—	—	—	104,180
Holladay	6-18-13	6-18-13	—	—	—	—	78,484	—	—	—	—	217,401
	Bi-weekly SSUs	12-14-12	—	—	—	—	—	—	32,321	—	—	99,300
Roy Dallis	12-11-13	12-11-13	—	—	—	22,388	29,851	37,314	—	—	—	104,180
Copeland, Jr.	6-18-13	6-18-13	—	—	—	—	78,484	—	—	—	—	217,401
	Bi-weekly SSUs	12-14-12	—	—	—	—	—	—	32,321	—	—	99,300

(1)	The Compensation Committee met on June 18, 2013 and approved the grant of TARP restricted stock unit awards effective June 18, 2013. The Compensation Committee met on December 11, 2013 and approved the grant of market restricted stock unit awards effective December 11, 2013. The Compensation Committee met on December 14, 2012 and approved the grant of salary stock units to the named executive officers, effective as of each bi-weekly payroll date. The bi-weekly grant dates for 2013 were January 11, January 25, February 8, February 22, March 8, March 22, April 5, April 19, May 3, May 17, May 31, June 14, June 28, July 12, July 26, August 9, August 23, September 6, September 20, October 4, October 18, November 1, November 15, November 29, December 13 and December 27.

(2)	The TARP restricted stock units granted on June 18, 2013 have three vesting components: (1) a profitability requirement, which requires that Synovus have two consecutive quarters of profitability in order to vest; (2) a service requirement, which generally requires each executive to remain continuously employed for three years following the grant date in order to vest; and (3) a TARP redemption component, which requires that Synovus repay TARP (based upon 25% increments). Synovus repaid TARP in July 2013 and achieved two consecutive quarters of profitability in the third and fourth quarters of 2013.

(3)	The market restricted stock units granted on December 11, 2013 have a 3-year service requirement (1/3 vest for each year of service) and a 3-year performance period. Based upon Synovus’ total shareholder return during the performance period, the number of market RSUs that vest each year can be adjusted upward or downward 25%.

(4)	Salary stock units were granted in 2013 as fully-vested restricted stock units in bi-weekly installments following approval and were settled in cash on January 15, 2014.

(5)	Amounts reflect the grant date fair value of restricted stock unit and salary stock unit awards computed in accordance with FASB ASC Topic 18. The assumptions made in the valuation of the restricted stock unit and salary stock unit awards are set forth in Note 23 of the Notes to Consolidated Financial Statements in Synovus’ 2013 Annual Report.

SYNOVUS FINANCIAL CORP - 2014 Proxy Statement    47

SUMMARY COMPENSATION TABLE

Outstanding Equity Awards at 2013 Fiscal Year-End

The table below identifies the option awards and stock awards held by the named executive officers and outstanding on December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Kessel D. Stelling	—	—	—	—	—	12-11-13	104,478	(2)	$376,121
	—	—	—	—	—	6-18-13	213,985	(3)	770,346
	—	—	—	—	—	3-14-12	292,448	(3)	1,052,813
	2,354	—	—	$8.93	01/01/2015	—	—		—
Thomas J. Prescott	—	—	—	—	—	12-11-13	29,851	(2)	107,464
	—	—	—	—	—	6-18-13	97,133	(3)	349,679
	—	—	—	—	—	3-14-12	132,691	(3)	477,688
	56,229	—	—	12.01	01/20/2014	—	—		—
	28,557	—	—	12.53	01/20/2015	—	—		—
	82,864	—	—	12.93	01/30/2016	—	—		—
	27,456	—	—	14.92	01/31/2017	—	—		—
	225,000	—	—	13.18	01/31/2018	—	—		—
	44,046	—	—	13.18	01/31/2018	—	—		—
Allen J. Gula, Jr.	—	—	—	—	—	12-11-13	29,851	(2)	107,464
						6-18-13	96,661	(3)	347,980
	—	—	—	—	—	3-14-12	132,040	(3)	475,344
Mark G. Holladay	—	—	—	—	—	12-11-13	29,851	(2)	107,464
	—	—	—	—	—	6-18-13	78,982	(3)	284,335
	—	—	—	—	—	3-14-12	107,914	(3)	388,490
	24,990	—	—	12.01	01/20/2014	—	—		—
	12,691	—	—	12.53	01/20/2015	—	—		—
	35,874	—	—	12.93	01/30/2016	—	—		—
	11,866	—	—	14.92	01/31/2017	—	—		—
	19,121	—	—	13.18	01/31/2018	—	—		—
	175,000	—	—	13.18	01/31/2018	—	—		—
Roy Dallis Copeland, Jr.	—	—	—	—	—	12-11-13	29,851	(2)	107,464
	—	—	—	—	—	6-18-13	78,982	(3)	284,335
	—	—	—	—	—	3-14-12	107,914	(3)	388,490
	15,499	—	—	12.22	07/01/2014	—	—		—
	16,912	—	—	13.78	06/15/2015	—	—		—

(1)	Market value includes dividend equivalents and is calculated based on the closing price of Synovus’ common stock on December 31, 2013 ($3.60) as reported on the NYSE.

(2)	Market Restricted Stock Units have a 3-year service requirement (1/3 vest for each year of service following grant) and a 3-year performance period. Based upon Synovus’ total shareholder return during the performance period, the number of market RSUs that vest each year can be adjusted upward or downward 25%.

(3)	Restricted stock unit awards vest when the executive completes three years of continuous service following the grant date. The awards also required Synovus to repay TARP, which occurred in July 2013, and to achieve two consecutive quarters of profitability, which was accomplished in the second and third quarters of 2013 and 2012.

48	SYNOVUS FINANCIAL CORP - 2014 Proxy Statement

SUMMARY COMPENSATION TABLE

Option Exercises and Stock Vested for Fiscal Year 2013

The following table sets forth the number and corresponding value realized during 2013 with respect to restricted stock units that vested for each named executive officer. No named executive officer exercised stock options during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kessel D. Stelling	—	—	275,442	$919,976
Thomas J. Prescott	—	—	129,571	432,767
Allen J. Gula, Jr.	—	—	99,674	331,914
Mark G. Holladay	—	—	119,227	398,218
Roy Dallis Copeland, Jr.	—	—	125,434	418,950

(1)	Reflects the fair market value of the underlying shares as of the vesting date.

Nonqualified Deferred Compensation for Fiscal Year 2013

The table below provides information relating to the activity in the deferred compensation plans for the named executive officers in 2013.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)(4)(5)
Kessel D. Stelling	$27,285	$26,180	$(53,379)	—	$1,091,255
Thomas J. Prescott	8,253	6,305	218,044	—	877,034
Allen J. Gula, Jr.	8,212	6,225	972	—	15,410
Mark G. Holladay	—	—	76,698	—	455,000
Roy Dallis Copeland, Jr.	3,355	3,220	1,390	—	14,828

(1)	The amounts included in this column are included in the Summary Compensation Table for 2013 as “Salary.”

(2)	The amounts included in this column are included in the Summary Compensation Table for 2013 as “All Other Compensation.”

(3)	Of the balances reported in this column, the amounts of $219,143, $467,045, $237,694 and $4,282 with respect to Messrs. Stelling, Prescott, Holladay and Copeland, respectively, were reported in the Summary Compensation Table as “All Other Compensation” in previous years.

(4)	The year-end balance for Mr. Stelling includes $169,573 in the Deferred Plan, which had contributions of $26,180 for 2013, and $921,682 in the Riverside Plan, which had no contribution in 2013.

(5)	Each named executive officer, other than Mr. Gula, is 100% vested and will therefore receive his account balance in Synovus’ nonqualified deferred compensation plan upon his termination of employment for any reason. Mr. Gula is 50% vested in the plan and would receive one-half of his account balance upon his termination of employment.

The Deferred Plan replaces benefits lost by executives under the qualified retirement plans due to IRS limits. Executives are also permitted to defer all or a portion of their base salary or short-term incentive award. Amounts deferred under the Deferred Plan are deposited into a rabbi trust, and executives are permitted to invest their accounts in mutual funds that are generally the same as the mutual funds available in the qualified 401(k) plan. Deferred Plan participants may elect to withdraw their accounts as of a specified date or upon their termination of employment. Distributions can be made in a single lump sum or in annual installments over a 2-10 year period, as elected by the executive.

The material terms and provisions of the Riverside Plan are described on page      of this Proxy Statement.

Potential Payouts upon Termination or Change of Control

Synovus has entered into change of control agreements with its named executive officers. Under these agreements, benefits are payable upon the occurrence of two events (also known as a “double trigger”). The first event is a change of control and the second event is the actual or constructive termination of the executive within two years following the date of the change of control. “Change of control” is defined, in general, as the acquisition of 20% of Synovus’ stock by any “person” as defined under the Securities Exchange Act of 1934, turnover of more than one-third of the Board of Directors of Synovus, or a merger of Synovus with another company if the former shareholders of Synovus own less than

60% of the surviving company. For purposes of these agreements, a constructive termination is a material adverse reduction in an executive’s position, duties or responsibilities, relocation of the executive more than 35 miles from where the executive is employed, or a material reduction in the executive’s base salary, bonus or other employee benefit plans.

In the event payments are triggered under the agreements, each executive will receive three times his or her base salary as in effect prior to the termination, three times a percentage of his or her base salary equal to the average short-term incentive award percentage earned over the previous three calendar years prior to the termination, as well as a

SYNOVUS FINANCIAL CORP - 2014 Proxy Statement    49

SUMMARY COMPENSATION TABLE

pro rata short-term incentive award calculated at target for the year of termination. These amounts are paid to the executive in a single lump-sum cash payment. Each executive will also receive health and welfare benefits for a three year period following the second triggering event. In addition, executives who entered into agreements prior to the prohibition on tax gross-ups adopted by the Committee (see page     ) will receive an amount that is designed to “gross-up” the executive for any excise taxes that are payable by the executive as a result of the payments under the agreement, but only if the total change of control payments to the executive exceed 110% of the applicable IRS cap. The following table quantifies the estimated amounts that would be payable under the change of control agreements, assuming the triggering events occurred on December 31, 2013. In addition to the amounts set forth in the table below, executives would also receive a distribution of their deferred compensation vested account balance shown above in the Nonqualified Deferred Compensation Table upon their separation of employment on December 31, 2013.

	3x Base Salary	Average 3-Yrs Short- Term Incentive Award	Pro-Rata Target Short-Term Incentive Award	Health & Welfare Benefits	Stock Award Vesting(1)	Stock Option Vesting(2)	Excise Tax Gross- up(3)	Total
Kessel D. Stelling	$2,766,000	$0	$737,600	$53,244	$2,199,280	$0	$500,135	$6,256,259
Thomas J. Prescott	1,254,750	0	167,300	53,244	934,981	0	0	2,410,275
Allen J. Gula, Jr.	1,248,750	0	124,875	53,244	930,788	0	342,047	2,699,704
Mark G. Holladay	1,020,000	0	102,000	53,244	780,929	0	0	1,956,173
Roy Dallis Copeland, Jr.	1,020,000	0	102,000	53,244	780,929	0	0	1,956,173

(1)	Estimated by multiplying number of stock awards that vest upon change of control by fair market value on December 31, 2013. Stock awards also vest upon death or disability.

(2)	Because the exercise price of all unexercised options held by each named executive officer exceeded the fair market value of Synovus stock on December 31, 2013, the amount is estimated at zero for each named executive officer.

(3)	Excise taxes on stock award vesting estimated by multiplying amount of stock awards that vest upon change of control by 1% for each month of accelerated vesting. Total estimated excise tax amount divided by 43.55%, which percentage is designed to calculate the amount of gross-up payment necessary so that executive is placed in the same position as though excise tax did not apply. No gross-up payment is made if change of control payment does not exceed IRS cap by 110%, which was the case for Messrs. Prescott, Holladay and Copeland.

Executives who receive these benefits are subject to a confidentiality obligation with respect to secret and confidential information about Synovus they know. There are no provisions regarding a waiver of this confidentiality obligation. No perquisites or other personal benefits are payable under the change of control agreements.

50	SYNOVUS FINANCIAL CORP - 2014 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

Synovus’ Board of Directors has adopted a written policy for the review, approval or ratification of certain transactions with related parties of Synovus, which policy is administered by the Corporate Governance and Nominating Committee. Transactions that are covered under the policy include any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) Synovus is a participant; and (3) any related party of Synovus (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owner of Synovus stock, or their immediate family members) has or will have a direct or indirect interest.

Among other factors considered by the Committee when reviewing the material facts of related party transactions, the Committee must take into account whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Certain categories of transactions have standing pre-approval under the policy, including the following:

•

the employment of non-executive officers who are immediate family members of a related party of Synovus so long as the annual compensation received by this person does not exceed $250,000, which employment is reviewed by the Committee at its next regularly scheduled meeting; and

•	certain limited charitable contributions by Synovus, which transactions are reviewed by the Committee at its next regularly scheduled meeting.

The policy does not apply to certain categories of transactions, including the following:

•	certain lending transactions between related parties and Synovus and any of its banking and brokerage subsidiaries;

•

certain other financial services provided by Synovus or any of its subsidiaries to related parties, including retail brokerage, deposit relationships, investment banking and other financial advisory services; and

•	transactions that occurred, or in the case of ongoing transactions, transactions that began, prior to the date of the adoption of the policy by the Synovus Board.

Related Party Transactions in the Ordinary Course

During 2013, Synovus’ executive officers and directors (including their immediate family members and organizations with which they are affiliated) were also banking customers of Synovus and/or its subsidiaries. The lending relationships with these directors and officers (including their immediate family members and organizations with which they are affiliated) were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than normal collection risk or present other unfavorable features. In addition to these lending relationships, some directors and their affiliated organizations provide services or otherwise do business with Synovus and its subsidiaries, and we in turn provide services, including retail brokerage and other financial services, or otherwise do business with the directors and their organizations, in each case in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other nonaffiliated persons.

For purposes of determining director independence, the Board considered the lending and/or other financial services relationships provided to each of Messrs. Butler, Goodrich, Pastides, Purcell, Stelling, Storey, Tomlinson and Yancey and Ms. Camp, their immediate family members and/or their affiliated organizations during 2013 and determined that none of the relationships constitute a material relationship with Synovus. The services provided to these directors were in the ordinary course of business and on substantially the same terms as those available to unrelated parties. These relationships meet the Board’s categorical standards for independence. See “Corporate Governance and Board Matters — Independence.”

Total System Services, Inc.

On December 31, 2007, pursuant to an Agreement and Plan of Distribution, CB&T, a wholly owned banking subsidiary of Synovus, distributed its approximately 80.8% ownership interest in TSYS to Synovus and Synovus distributed all of those shares to Synovus shareholders in its spin-off of TSYS. After this time, TSYS became a fully independent, publicly owned company. Philip Tomlinson, a director of Synovus, is the Chairman of the Board and Chief Executive Officer of TSYS.

During 2013, TSYS provided electronic payment processing services and other card-related services to certain banking subsidiaries of Synovus for payments of $10,572,629. Synovus and its subsidiaries also paid TSYS an aggregate of $1,194,868 in miscellaneous reimbursable items such as data links, network services and postage, primarily related to processing services, in 2013.

In addition, Synovus and CB&T leased office space from TSYS in 2008 under various lease agreements, resulting in aggregate payments of $147,467 to TSYS during 2013. CB&T and other Synovus subsidiaries also paid subsidiaries of TSYS $139,111 for printing services in 2013.

All of the transactions set forth above between TSYS and Synovus and its subsidiaries are comparable to those provided by between similarly situated unrelated third parties in similar transactions. The payments to Synovus by TSYS and the payments to TSYS by Synovus represent less than 2% of TSYS’ 2013 gross revenues.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

W.C. Bradley Co.

Synovus leased various properties in Columbus, Georgia from W.C. Bradley Co. for office space and storage during 2012. The aggregate rent paid for this leased space was $1,755,857. The terms of the lease agreements are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

Synovus is a party to a Joint Ownership Agreement with TSYS and W.C.B. Air L.L.C. pursuant to which they jointly own or lease aircraft. W.C. Bradley Co. owns all of the limited liability interests of W.C.B. Air. The parties have each agreed to pay fixed fees for each hour they fly the aircraft owned and/or leased pursuant to the Joint Ownership

Agreement. Synovus paid $1,645,929 for use of the aircraft during 2013. The charges payable by Synovus in connection with its use of this aircraft approximate charges available to unrelated third parties in the State of Georgia for use of comparable aircraft for commercial purposes.

Stephen T. Butler is the executive chairman and a director of W.C. Bradley Co. The payments to W.C. Bradley Co. by Synovus and its subsidiaries and the payments to Synovus and its subsidiaries by W.C. Bradley Co. represent less than 2% of W.C. Bradley Co.’s 2013 gross revenues.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Synovus’ officers and directors, and persons who own more than ten percent of Synovus stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish Synovus with copies of all Section 16(a) forms they file.

To Synovus’ knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, Synovus believes that during the fiscal year ended December 31, 2013 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Liliana McDaniel had one transaction that was inadvertently reported late.

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SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for a shareholder proposal to be considered for inclusion in Synovus’ Proxy Statement for the 2015 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary of Synovus at the address below. The Corporate Secretary must receive the proposal no later than November 14, 2013. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

Synovus Financial Corp.

1111 Bay Avenue, Suite 500

Columbus, Georgia 31901

For a shareholder proposal that is not intended to be included in Synovus’ Proxy Statement for the 2015 Annual Meeting of Shareholders, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than December 25, 2014 and not later than January 24, 2015. The notice of a proposed item of business must provide information as required in the bylaws of Synovus which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own beneficially or of record; and any material interest you have in the proposal.

The notice of a proposed director nomination must provide information as required in the bylaws of Synovus which, in general, require that the notice of a director nomination include your name, address and the number of shares you own beneficially or of record; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares owned beneficially or of record by the nominee, as well as information on any hedging activities or derivative positions held by the nominee with respect to Synovus shares. It must also include the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve as well as a statement whether each nominee, if elected, intends to tender promptly following such person’s failure to receive the required vote for election or re-election, an irrevocable resignation effective upon acceptance by the Board of Directors, in accordance with Synovus’ Corporate Governance Guidelines. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

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GENERAL INFORMATION

Financial Information

A copy of Synovus’ 2013 Annual Report accompanies this Proxy Statement or, in the case of shareholders who receive Notice and Access, is available on the website with the Proxy Statement. Additional copies of the 2013 Annual Report, without exhibits, will be furnished, without charge, by writing to the Corporate Secretary, Synovus Financial Corp., 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901. The 2013 Annual Report is also available on Synovus’ home page on the Internet at www.synovus.com under the “Information and Events — Annual Reports” link on the “Investor Relations” page.

Solicitation of Proxies

Synovus will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Synovus by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means. Synovus will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners. In addition, we have retained Innisfree M&A Incorporated to assist in the solicitation of proxies with respect to shares of our Common Stock held of record by brokers, nominees and institutions and, in certain cases, by other holders. Such solicitation may be made through the use of mails, by telephone or by personal calls. The anticipated cost of the services of Innisfree is $20,000 plus expenses.

Householding

The Securities and Exchange Commission’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. Synovus and certain intermediaries are householding proxy materials for shareholders of record in connection with the Annual Meeting. This means that:

•

Only one Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary;

•

You can contact Synovus by calling (706) 649-5220 or by writing Director of Investor Relations, Synovus Financial Corp., P.O. Box 120, Columbus, Georgia 31902 to request a separate copy of the Notice of Internet Availability of Proxy Materials or Annual Report and Proxy Statement for the Annual Meeting and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future or you can contact your bank or broker to make a similar request; and

•

You can request delivery of a single copy of the Notice of Internet Availability of Proxy Materials, Annual Report or Proxy Statements from your bank or broker if you share the same address as another Synovus shareholder and your bank or broker has determined to household proxy materials.

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Appendix A:	Synovus Financial Corp. Director Independence Standards

The following independence standards have been approved by the Board of Directors and are included within Synovus’ Corporate Governance Guidelines.

A majority of the Board of Directors will be directors that the Board of Directors has affirmatively determined meet the criteria for independence required by the NYSE and the Corporate Governance Guidelines.

A.	Categorical Standards for Director Independence

The Corporate Governance and Nominating Committee will make recommendations to the Board annually as to the independence of directors as defined by the NYSE. To be considered independent under the NYSE Listing Standards, the Board must determine that a director does not have any direct or indirect material relationship with the Company. The Board has established the following standards to assist it in determining director independence. A director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). (Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) is not taken into consideration under this independence standard).

(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. (The principal amount of loans made by the Company to any director or immediate family member shall not be taken into consideration under this independence standard; however, interest payments or other fees paid in association with such loans would be considered payments.)

The following relationships will not be considered to be material relationships that would impair a director’s independence:

•

The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services (including financial services) in an amount which, in the prior fiscal year, is less than the greater of $1 million, or 2% of such other company’s consolidated gross revenues. (In the event this threshold is exceeded, and where applicable in the standards set forth below, the three year “look back” period referenced above will apply to future independence determinations).

•

The director or an immediate family member of the director is a partner of a law firm that provides legal services to the Company and the fees paid to such law firm by the Company in the prior fiscal year were less than the greater of $1 million, or 2% of the law firm’s total revenues.

•

The director or an immediate family member of the director is an executive officer of a tax exempt organization and the Company’s contributions to the organization in the prior fiscal year were less than the greater of $1 million, or 2% of the organization’s consolidated gross revenues.

•

The director received less than $120,000 in direct compensation from the Company during the prior twelve month period, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•

The director’s immediate family member received in his or her capacity as an employee of the Company (other than as an executive officer of the Company), less than $250,000 in direct compensation from the Company in the prior fiscal year, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•

The director or an immediate family member of the director has, directly, in his or her individual capacities, or, indirectly, in his or her capacity as the owner of an equity interest in a company of which he or she is not an employee, lending relationships, deposit relationships or other banking relationships (such as depository, trusts and estates, private banking, investment banking, investment management, custodial, securities brokerage, insurance, cash management and similar services) with the Company provided that:

1.	Such relationships are in the ordinary course of business of the Company and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

2.	With respect to extensions of credit by the Company’s subsidiaries:

(a)	such extensions of credit have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve, Sections 23A and 23B of the Federal Reserve Act and Section 13(k) of the Securities Exchange Act of 1934; and

(b)	no event of default has occurred under the extension of credit.

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For relationships not described above or otherwise not covered in the above examples, a majority of the Company’s independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the NYSE Listing Standards. The Company will explain the basis of any such determinations of independence in the next proxy statement.

For purposes of these independence standards an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

For purposes of these independence standards “Company” includes any parent or subsidiary in a consolidated group with the Company.

B.	Additional Criteria for Independent Audit Committee and Compensation Committee Members

In addition to being independent as determined under the Categorical Standards for Independence set forth in “A” above,

•

members of the Audit Committee shall not (a) accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries other than directors’ fees or (b) be an “affiliated person” of the Company or any or its subsidiaries, all as set forth in Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•

members of the Compensation Committee (a) shall not have any relationship to the Company that is material to such director’s ability to be independent from the Company’s management in connection with the duties of a Compensation Committee member, after taking into consideration all factors specifically relevant to the relationship pursuant to NYSE Listing Standard 303A.02(a)(ii) and the criteria set forth in Rule 10C-1(b)(1) promulgated under the Exchange Act and (b) must qualify as “outside directors” as such term is defined under Section 162(m) of the Internal Revenue Code of 1986, as amended, and “non-employee directors” as such term is defined under Rule 16b-3 promulgated under the Exchange Act.

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Appendix B:	Amendment to Amended and Restated Articles of Amendment to Increase the Number of Shares of Synovus’ Common Stock Authorized for Issuance

1.	The name of the corporation is Synovus Financial Corp. (the “Corporation”). The Corporation is organized under the laws of the State of Georgia.

2.	On February 19, 2014, the Board of the Directors of the Corporation approved an amendment to the first two sentences of the first paragraph of Article 4 of the Articles of Incorporation to read as follows:

“The maximum number of shares of capital stock that the corporation shall be authorized to have outstanding at any time shall be 2,500,000,000 shares. The corporation shall have the authority to issue (i) 2,400,000,000 shares of common stock, par value $1.00 per share, and (ii) 100,000,000 shares of preferred stock, no par value per share.”

3.	The amendment was duly approved by the shareholders of the Corporation on April 24, 2014 in accordance with the provisions of O.C.G.A. §14-2-1003.

IN WITNESS WHEREOF, Synovus Financial Corp. has caused these Articles of Amendment to be executed and sealed by its duly authorized officer on this    day of April, 2014.

Name:

Its:

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Appendix C:	Amendment to Amended and Restated Articles of Amendment to Effect a 1 for 7 Reverse Stock Split of Synovus’ Common Stock

1.	The name of the corporation is Synovus Financial Corp. (the “Corporation”). The Corporation is organized under the laws of the State of Georgia.

2.	In connection with the Corporation’s reclassification of its common stock, par value $1.00 per share (“Common Stock”), pursuant to which each 1 share of Common Stock is to be reclassified into one-seventh (1/7) of a share of Common Stock (so that, conversely, each 7 shares of such Common Stock is to be reclassified into 1 share of Common Stock), the first two sentences of the first paragraph of Article 4 of the Articles of Incorporation are hereby amended to read as follows:

“The maximum number of shares of capital stock that the corporation shall be authorized to have outstanding at any time shall be 442,857,142 shares. The corporation shall have the authority to issue (i) 342,857,142 shares of common stock, par value $1.00 per share, and (ii) 100,000,000 shares of preferred stock, no par value per share.”

3.	The amendment was approved by the Board of Directors of the Corporation on February 19, 2014.

4.	The amendment was duly approved by the shareholders of the Corporation on April 24, 2014 in accordance with the provisions of O.C.G.A. §14-2-1003.

IN WITNESS WHEREOF, Synovus Financial Corp. has caused these Articles of Amendment to be executed and sealed by its duly authorized officer on this    day of 2014.

Name:

Its:

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Appendix D:	Amendment No. 2 to 2010 Synovus Tax Preservation Rights Plan

THIS AMENDMENT NO. 2 TO SHAREHOLDER RIGHTS PLAN (this “Amendment”) dated as of April 24, 2013, is between Synovus Financial Corp., a Georgia corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned to such terms in the Rights Plan (as defined below).

WHEREAS, the Company is a party to that certain Shareholder Rights Plan, dated as of April 26, 2010, as amended by Amendment No. 1 to Shareholder Rights Plan, dated as of September 6, 2011 (as so amended, the “Rights Plan”), by and between the Company and the Rights Agent (as successor to Mellon Investor Services LLC);

WHEREAS, pursuant to, and subject to the terms of, Section 23 of the Rights Plan, at any time on or prior to a Distribution Date, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Plan in any respect without the approval of any holders of Rights, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent;

WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interest of the Company and its shareholders to amend the Rights Plan as set forth herein; and

WHEREAS, no Distribution Date has yet occurred, no person has yet become an Acquiring Person and subject to and in accordance with the terms of this Amendment, the Company has directed, and the Rights Agent has agreed to amend the Rights Agreement in certain respects, as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent, intending to be legally bound, hereby agree as follows:

1.	Amendments To Rights Plan.

1.1	The definition of “Final Expiration Date” in Section 1 of the Rights Plan is amended and restated in its entirety to read as follows:

“”Final Expiration Date” means the close of business on April 28, 2016; provided that if a Stock Acquisition Date occurs fewer than thirty (30) days prior to such date, then the Final Expiration Date shall be the date that is thirty (30) days after the Stock Acquisition Date.”

1.2	Section 22 of the Rights Plan is amended and restated in its entirety to read as follows:

“SECTION 22. Notices. Except as set forth below, all notices, requests and other communications to any party hereunder and to the holder of any Right shall be in writing (including facsimile transmission) unless otherwise expressly specified herein. Notices or demands authorized by this Rights Plan to be given or made to or on the Company or (subject to Section 18) the Rights Agent shall be sufficiently given or made if sent by overnight delivery service or registered or certified mail (postage prepaid) to the addresses set forth below (or such other address as such party specifies in writing to the other party) or by facsimile transmission to the numbers set forth below (or such other number as such party specifies in writing to the other party):

if to the Company, to:

Synovus Financial Corp.

1111 Bay Avenue, Suite 500

Columbus, GA 31901

Attention: General Counsel

Telephone: (706) 644-4982

Facsimile: (706) 644-1957

with a copy to:

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309

Attention: Mark C. Kanaly

Telephone: (404) 881-7975

Facsimile: (404) 253-8390

if to the Rights Agent, to:

American Stock Transfer & Trust Company, LLC

16633 N. Dallas Parkway, Suite 600

Dallas, TX 75001

Attention: Barbara Robbins, Relationship Manager

Telephone: (972) 588-1889

Facsimile: (972) 588-1890

with a copy to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attention: General Counsel

Telephone: (718) 921-8200

Facsimile: (718) 331-1852

Except as otherwise expressly set forth in this Rights Plan, notices or demands authorized by this Rights Plan to be given or made by the Company or the Rights Agent to the holder of any Right Certificate or any certificate representing Common Stock is sufficiently given or made if sent by first class mail (postage prepaid) to each record holder of such Certificate or certificate at the address of such holder shown on the registry books of the Company. Notwithstanding anything in this Rights Plan to the contrary, prior to a Distribution Date a public filing by the Company with the Securities and Exchange Commission shall constitute sufficient notice to the holders of securities of the Company, including the Rights, for purposes of this Rights Plan and no other notice need be given to such holders.”

1.3	The description of “Expiration” in Exhibit B of the Rights Plan is amended and restated in its entirety to read as follows:

“The Rights will expire on the earlier of (i) the close of business on April 28, 2016 (the “Final Expiration Date”), unless a Stock Acquisition Date occurs fewer than 30 days prior to such date, in which case the Final Expiration Date shall be the date that is thirty (30) days after the Stock Acquisition Date; (ii) the time at which all Rights are redeemed or exchanged; (iii) the first day of a taxable

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year of the Company to which the Board determines that no Tax Benefits may be carried forward; and (iv) a date prior to a Stock Acquisition Date on which the Board determines, in its sole discretion, that the Rights and the Rights Plan are no longer in the best interests of the Company and its shareholder.”

2.	Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to a Distribution Date, the certificates representing Common Stock and, in the case of uncertificated shares, shares of Common Stock in book-entry form) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to a Distribution Date, the certificates representing Common Stock and, in the case of uncertificated shares, shares of Common Stock in book-entry form).

3.	Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Georgia and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions, regarding the rights, duties, obligations and liabilities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

4.	Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument and shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.
5.	Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that, if such excluded provision shall affect the rights, immunities, duties or obligations of the Rights Agent hereunder, the Rights Agent shall be entitled to resign immediately.

6.	Effect of Amendment. Except as expressly modified by the Amendment, the Rights Plan and its exhibits shall remain in full force and effect. References in the Rights Plan to the “Rights Plan” (and related terms) shall (if they do not already contemplate and include amendments to the Rights Plan) hereafter refer to the Rights Plan as amended hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

SYNOVUS FINANCIAL CORP.

By:	/s/ Thomas J. Prescott

Name:	Thomas J. Prescott

Title:	Executive Vice President and

Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Barbara J. Robbins

Name:	Barbara J. Robbins

Title:	Vice President

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